Exhibit 10.1

DATED 6th DAY OF DECEMBER 2011

(1) STC PARTNERS SDN BHD

(the Vendor)

(2) BRIGHTPOINT INTERNATIONAL (MALAYSIA) SDN. BHD.

(formerly known as Prize Effort Sdn. Bhd.)

(the Purchaser)

(3) THE ENTITIES AND PERSONS WHOSE PARTICULARS ARE SET OUT IN SCHEDULE 1

(the Guarantors)

AGREEMENT FOR THE SALE AND PURCHASE OF ASSETS

WONG & PARTNERS

Level 21, The Gardens South Tower

Mid Valley City

Lingkaran Syed Putra

59200 Kuala Lumpur

Telephone Number: +603 2298 7888

Facsimile Number: +603 2282 2669

Brightpoint_APA-813415-V3-KULDMS.Doc

SCHEDULE 6	62
REPRESENTATIONS, WARRANTIES AND UNDERTAKINGS	62
SCHEDULE 7	73
FORM OF SHAREHOLDERS’ AGREEMENT	73
SCHEDULE 8	74
EARN-OUT	74
ANNEXURE A	84
ACCOUNTS	84

THIS AGREEMENT is made on the 6th day of December 2011

AMONGST:

(1)	STC PARTNERS SDN BHD (Company Number: 889889-U), a private limited company incorporated under the laws of Malaysia and whose registered office is at 1A, Blok P/E, Jalan Kaskas Empat, Taman Cheras, 56100 Kuala Lumpur, Malaysia (“Vendor”);

(2)	BRIGHTPOINT INTERNATIONAL (MALAYSIA) SDN. BHD. (formerly known as Prize Effort Sdn. Bhd.) (Company Number: 938070-W), a private limited company incorporated under the laws of Malaysia and whose registered office is at Level 21, The Gardens South Tower, Mid Valley City, Lingkaran Syed Putra, 59200 Kuala Lumpur, Malaysia (“Purchaser”); and

(3)	THE ENTITIES AND PERSONS whose respective names and addresses are set out in column 1 of Schedule 1 (each a “Guarantor”, and together the “Guarantors”).

WHEREAS:

(A)	The Relevant Companies (hereinafter defined) carry on the businesses as described in column 4 of Schedule 2. Simultaneous with the execution of this Agreement, the Relevant Companies entered into an agreement (“STC APA”) with the Vendor for the sale and purchase of the assets employed by the Relevant Companies in carrying on the businesses described in column 4 of Schedule 2.

(B)	Subject to the completion of the STC APA in accordance with the terms and conditions thereunder, the Vendor has agreed to sell and the Purchaser has agreed to purchase the Business (hereinafter defined) upon the terms and conditions hereinafter set out.

(C)	The Guarantors have agreed to guarantee the performance of the obligations of the Vendor and perform such specific obligations as undertaken by any of them hereunder.

NOW IT IS HEREBY AGREED as follows:

1.	INTERPRETATION

1.01	In this Agreement, unless the context requires otherwise:

“Accessories Stock Period”	means the three (3) month period prior to the Effective Date;

“Accounting Date”	means 30 June 2011;

“Accounts”	means the unaudited balance sheets of the Relevant Companies made up as at the Accounting Date and the unaudited profit and loss accounts of the Relevant Companies for the twelve (12) month period ended 31 December 2010 and the six (6) month period ended on the Accounting Date, copies of which are annexed hereto as Annexure A and initialed for the purposes of identification by the parties hereto;

“Additional Stock”	means all mobile telephone handsets and other wireless communications, navigation devices and related accessories that were ordered by the Vendor or the Relevant Companies prior to the Effective Date but received by the Vendor on or after the Effective Date;

“Book Debts”	means all book, trade and other debts relating to the Business owing to the Vendor as at the close of business on the day immediately prior to the Effective Date and all other amounts owing to the Vendor in respect of goods or services dispatched or provided on or before the close of business on the day immediately prior to the Effective Date and all deposits and bills receivable held by the Vendor as at the close of business on the day immediately prior to the Effective Date and all rights in relation thereto and the benefit of all guarantees or other security in respect thereof;

“Business”	means the businesses of the Relevant Companies that are described in column 4 of Schedule 2 which are acquired by the Vendor pursuant to the STC APA, and which the Vendor has agreed to sell to the Purchaser following the completion of the STC APA and upon the terms and conditions in this Agreement, including without limitation the Business Assets;

“Business Assets”	means the assets employed in the Business more particularly set out in Clause 2.02 but excluding the Excluded Assets;

“Business Day”	means a day (excluding Saturday and Sunday) on which banks are generally open in Kuala Lumpur, Hong Kong and Amsterdam for the transaction of normal banking business;

“Cash Consideration”	means the cash portion of the purchase price for the Business that shall be payable by the Purchaser to the Vendor on the Completion Date, which shall be Ringgit Malaysia Eighteen Million and Nine Hundred Thousand (RM18,900,000) less an amount equivalent to the Retained Amount, and the Retained Amount payable in accordance with Clause 5;

“Completion”	means the completion of the sale and purchase of the Business as specified in Clause 5;

“Completion Certificate”	means the certificate setting out the amount and the details of the Stock-in-Trade and the Fixed Assets,

which certificate shall be prepared by the Purchaser’s Accountants in accordance with the provisions of Clause 7;

“Completion Date”	means 3 January 2012 or such later date as the parties may agree in writing;

“Consideration”	means the consideration for the sale and purchase of the Business being the aggregate of the Cash Consideration, the Share Consideration, the Stock- in-Trade Consideration, the Fixed Assets Consideration and the Earn-Out Sum;

“Contracts”	means the Supplier Contracts and the Customer Contracts, and any other contracts used in the Business;

“Current Digi Agreement”	means the Logistics and Fulfillment Services Agreement dated 1 July 2010 between Mesad Aktif Resources Sdn. Bhd. and Digi Telecommunications Sdn. Bhd., as amended and extended and together with all addenda thereto;

“Customer Contracts”	means all contracts entered into between the Relevant Companies (or as may be novated to the Vendor) and their respective customers, and shall include without limitation the Key Customer Contracts and those contracts the particulars of which are set out in Part III(B) of Schedule 3;

“Cut-Off Date”	means the date falling five (5) Business Days prior to the Effective Date;

“Deed of Guarantee”	means the deed pursuant to which the Guarantors shall guarantee the obligations of the Vendor under this Agreement, which deed shall be in the form set out in Schedule 5;

“Direct Sales License”	shall bear the meaning ascribed to that term in Clause 4.01(b);

“Disclosure Letter”	means the letter of even date herewith from the Vendor to the Purchaser in the approved terms;

“Earn-Out Sum”	means the amounts that are payable to the Vendor based on the performance of the Business following Completion, and such amounts shall be determined and paid in accordance with Schedule 8;

“Effective Date”	means 1 January 2012 or such other date as the parties may agree in writing, subject always to Completion having occurred upon the terms set out in this Agreement;

“Employees”	means all the employees employed in the Business (including the Key Employees) particulars of whom are set out in Schedule 4;

“Encumbrance”	means any mortgage, charge, pledge, lien, restriction, assignment, hypothecation, security interest, title retention or any other agreement or arrangement the effect of which is the creation of security, or any other interest, equity or other right of any person (including any right to acquire, option, right of first refusal or right of pre-emption), or any agreement or arrangement to create any of the same;

“Escrow Agent”	means Wong & Partners of Level 21, The Gardens South Tower, Mid Valley City, Lingkaran Syed Putra, 59200 Kuala Lumpur, Malaysia;

“Escrow Agreement”	means the agreement dated on or around the date of this Agreement amongst the Vendor, Purchaser and the Escrow Agent in respect of the appointment of the Escrow Agent to deal with the Retained Amount upon the terms and subject to the conditions set out therein;

“Excluded Assets”	means those assets the particulars of which are set out in Part VII of Schedule 3;

“Fixed Assets”	means all fixed and moveable plant, equipment and machinery and all furniture, fixtures, fittings, renovations and tenancy/leasehold improvements and other fixed assets used in the Business including, but not limited to, those items set out in Part II of Schedule 3;

“Fixed Assets Consideration”	means the cash consideration that shall be payable by the Purchaser to the Vendor with respect to the Fixed Assets within five (5) Business Days from the date of the delivery of the Completion Certificate by the Purchaser’s Accountants to the Vendor;

“Goodwill”	means the goodwill of the Business and the Trade Marks together with the exclusive right, so far as the Vendor can grant the same, for the Purchaser to represent itself as carrying on the Business in succession to the Vendor and the Relevant Companies;

“Intellectual Property Rights”	means:

(a) Know-How and Confidential Information;

(b) the Trade Marks;

and any patents, know-how, trade secrets and other confidential information, copyright (including without limit all such rights in computer software and any databases), domain names, registered and unregistered designs, layout-designs of integrated circuits, geographical indications and plant varieties (in each case for the full period thereof and all extensions and renewals thereof), applications to register any of the aforesaid items (including the right to so apply), licences relating to any of the aforesaid items, rights in the nature of any of the aforesaid items in any country, and rights to sue for passing off, or other similar industrial or commercial rights;

“Key Customer Contracts”	means those contracts the particulars of which are set out in Part III(A) of Schedule 3;

“Key Employees”	means the persons whose particulars are set out in Schedule 4;

“Key Supplier Contracts”	means those contracts the particulars of which are set out in Part IV(A) of Schedule 3;

“Know-How and Confidential Information”	means all know-how and information owned by the Vendor used in or relating to the Business in whatever form recorded, stored or embodied including, but not limited to, manufacturing, processing, supplier, personnel, marketing, distribution, customer, sales and other data connected with the Business whether or not expressly designated as confidential;

“Loan Agreement”	means the agreement dated on or around the date of this Agreement and entered into between the Purchaser and Brightpoint Middle East FZE for the grant by Brightpoint Middle East FZE to the Purchaser of a term loan facility of an amount up to United States Dollars Sixteen Million and Five Hundred Thousand ($16,500,000) to enable the Purchaser to make payment of the Stock-in-Trade Consideration and the Fixed Assets Consideration as well as general working capital, and which agreement is in the approved terms;

“Material Adverse Effect”	means any effect or change that is or would likely be materially adverse to the Business, Business Assets, condition (financial or otherwise), operating results, operations or the carrying on of the Business by the Purchaser with effect from the Effective Date, taken as a whole, or to the ability of any party to consummate timely the transactions contemplated in this Agreement;

“Mesad”	means Mesad Aktif Resources Sdn. Bhd. (Company Number: 693771-X), a private limited company incorporated under the laws of Malaysia and having its registered address at Suite B-01-06, Dataran 3 Two, No. 2 Jalan 19/1, 46300 Petaling Jaya, Selangor Darul Ehsan;

“Mobile Phone Stock Period”	means the two (2) month period prior to the Effective Date;

“New Accessories”	means the accessories for use in relation to mobile phone handsets and other wireless communications and navigation devices, and other miscellaneous information technology accessories and consumer electronic products that were purchased by the Relevant Companies or the Vendor during the Accessories Stock Period;

“New Mobile Phones”	means the mobile phone handsets and other wireless communications and navigation devices that were purchased by the Relevant Companies or the Vendor during the Mobile Phone Stock Period;

“Old Accessories”	means the accessories for use in relation to mobile phone handsets and other wireless communications and navigation devices, and other miscellaneous information technology accessories and consumer electronic products that were purchased by the Relevant Companies or the Vendor prior to the Accessories Stock Period;

“Old Mobile Phones”	means the mobile phone handsets and other wireless communications and navigation devices that were purchased by the Relevant Companies or the Vendor prior to the Mobile Phone Stock Period;

“Property”	means the building bearing the postal address of No. 13 Jalan Perdana 10/10, Pusat Perdagangan Tasik Perdana, Pandan Perdana, 55300 Cheras, Kuala Lumpur, Malaysia;

“Purchaser’s Accountants”	means KPMG or such other firm of accountants as advised by notice in writing from the Purchaser to the Vendor from time to time;

“Related Corporations”	means a corporation related to another corporation within the meaning in the Companies Act 1965;

“Related STC Companies”	means STC Corporation Sdn. Bhd. (Company Number: 466804-M), a private limited company incorporated under the laws of Malaysia and having its registered address at No.1A, Block P/E, Jalan Kaskas Empat, Taman Cheras, Kuala Lumpur;

“Relevant Companies”	means the companies which particulars are set out in Schedule 2, and “Relevant Company” means any one of such companies;

“Retained Amount”	means the cash consideration of Ringgit Malaysia One Million and Five Hundred Thousand (RM1,500,000) that shall be payable in accordance with Clause 5;

“Ringgit Malaysia” and “RM”	means the lawful currency of Malaysia;

“Share Consideration”	means the forty (40) ordinary shares in the capital of the Purchaser that shall be issued at the issue price of Ringgit Malaysia One (RM1) each by the Purchaser to the Vendor on the Completion Date;

“Shareholders’ Agreement”	means the agreement to regulate the relationship amongst Brightpoint International (Hong Kong) Limited, Brightpoint Holdings B.V. and the Vendor as shareholders inter se of the Purchaser, and which agreement shall be in the form set out in Schedule 7;

“STC APA”	shall bear the meaning ascribed to the term in Recital (A);

“ST Connection”	means ST Connection Sdn. Bhd. (Company Number: 761446-A), a private limited company incorporated under the laws of Malaysia and having its registered address at Suite B-01-06, Dataran 3 Two, No. 2 Jalan 19/1, 46300 Petaling Jaya, Selangor Darul Ehsan;

“Stock-in-Trade”	means all mobile telephone handsets and other wireless communications and navigation devices (including without limitation the New Mobile Phones and the Old Mobile Phones) and related accessories (including without limitation the New Accessories and the Old Accessories), the Additional Stock, and all packing materials, spare parts and related components of the Business, but shall exclude any stock that is in an unusable or unmarketable condition or not of merchantable quality;

“Stock-in-Trade Consideration”	means the aggregate of the cash consideration that shall be payable by the Purchaser to the Vendor:

(a) for the New Mobile Phones and the New Accessories, which amount shall be determined based on the Completion Certificate and paid in accordance with Clause 8.03;

(b) for the Old Mobile Phones and the Old Accessories, which amount shall be as set out in the statement to be issued by the Purchaser to the Vendor and paid in accordance with Clause 8.04; and

(c) for the Additional Stock, which amount shall be as set out in the invoices issued by the suppliers to the Vendor and paid in accordance with Clause 8.05;

“Supplier Contracts”	means all contracts entered into between the Relevant Companies (or as may be novated to the Vendor) and their respective suppliers, and shall include without limitation the Key Supplier Contracts and those contracts the particulars of which are set out in Part IV(B) of Schedule 3;

“taxation”	means and includes all forms of tax, levy, duty, charge, impost, fee, deduction or withholding of any nature now or hereafter imposed, levied, collected, withheld or assessed by any taxing or other authority in any part of the world and includes any interest, additional tax, penalty or other charge payable or claimed in respect thereof;

“Tenancy Agreements”	means all the tenancy agreements (including any options for extension relating thereto) to which the Vendor or the Relevant Company is a party, details of which are set out in Part I of Schedule 3;

“Trade Marks”	means the trade marks (whether registered, unregistered or the subject of applications for registration) and the trade names listed in Part VI of Schedule 3, and any other registered and unregistered trade marks (including without limitation any trade, brand or business names and any distinctive smells or sounds used to differentiate goods and services) in connection with the Business;

“Transitional Services”	means all such accounting and information technology services and support which the Related STC Companies shall provide to the Purchaser for so long as reasonable required by the Purchaser to ensure a smooth and uninterrupted transition of the Business, for a period of not less than twelve (12) months commencing from the Effective Date, and including without limitation access to and use of the Exact Software product;

“United States Dollars” and “$”	means the lawful currency of the United States of America; and

“Vendor’s Account”	means the bank account having the following particulars:
STC PARTNERS SDN BHD – PUBLIC BANK
317286 1233
Taman Maluri Branch
Address : No. 275 & 277, Jalan Mahkota,
Taman Maluri,
Cheras, 55100 Kuala Lumpur,
Malaysia
SWIFT CODE: PBBEMYKL

1.02	References to statutory provisions shall be construed as references to those provisions as amended or re-enacted or as their application is modified by other provisions (whether before or after the date hereof) from time to time and shall include any provisions of which they are re-enactments (whether with or without modification).

1.03	References herein to Clauses, Schedules and Annexures are to clauses in, schedules to, and annexures to this Agreement unless the context requires otherwise and the Schedules to this Agreement shall be deemed to form part of this Agreement.

1.04	The expressions the “Vendor”, the “Purchaser”, and the “Guarantors” shall, where the context permits, include their respective successors, personal representatives and permitted assigns.

1.05	All representations, warranties, undertakings, indemnities, covenants, agreements and obligations given or entered into by more than one person are given or entered into jointly and severally.

1.06	The headings are inserted for convenience only and shall not affect the construction of this Agreement.

1.07	Unless the context requires otherwise, words importing the singular include the plural and vice versa and words importing a gender include every gender.

1.08	A document expressed to be “in the approved terms” means a document the terms of which have been approved by or on behalf of the parties hereto and a copy of which has been signed for the purposes of identification by or on behalf of the parties hereto.

2.	SALE OF BUSINESS

2.01	Subject to the terms of this Agreement the Vendor shall sell as legal and beneficial owner and the Purchaser shall purchase free from all Encumbrances and together with all rights now or hereafter attaching thereto the Business as a going concern.

2.02	The Business Assets shall include the following:

(a)	the Fixed Assets and the Stock-in-Trade;

(b)	the Goodwill, the Intellectual Property Rights and the Contracts; and

(c)	all other property, rights and assets which relate to or are used in connection with the Business.

2.03	There shall be excluded from the sale the Excluded Assets.

2.04	For the avoidance of doubt, there shall be excluded from the sale all liabilities (including any accounts payable and credit facilities obtained by the Vendor or the Relevant Companies) in connection with the Business.

2.05	Simultaneous with the execution of this Agreement, the Vendor and the Guarantors shall deliver to the Purchaser copies (each certified as true by the secretary of the Vendor and the Guarantors, as the case may be) of the resolutions adopted by the shareholders of the Vendor and the Guarantors approving the execution of this Agreement, the Escrow Agreement, the STC APA and the Deed of Guarantee and the consummation of the transactions contemplated thereunder.

3.	CONSIDERATION

3.01	The consideration for the Business shall comprise of the aggregate of the following:

(a)	the Cash Consideration;

(b)	the Share Consideration;

(c)	the Stock-in-Trade Consideration;

(d)	the Fixed Assets Consideration; and

(e)	the Earn-Out.

3.02	The Cash Consideration and the Share Consideration shall be payable on Completion in accordance with Clause 5.03.

3.03	The Stock-in-Trade Consideration and the Fixed Assets Consideration shall be payable in accordance with Clause 8.

3.04	The Earn-Out Sum shall be payable in accordance with Schedule 8.

3.05	The Consideration shall be allocated amongst the Business Assets in the manner set out in Part VIII of Schedule 3.

4.	CONDITIONS

4.01	This Agreement is conditional upon:

(a)	the passing by the members of the Purchaser in a general meeting of an ordinary resolution approving the execution of this Agreement and the consummation of the transaction hereunder (including the allotment and issuance to the Vendor of the Share Consideration);

(b)	the Purchaser or its nominated subsidiary having been issued with a direct sales licence pursuant to the Direct Sales and Anti-Pyramid Scheme Act (“Direct Sales License”) and any other licences or consents required for the carrying on of the Business and the transfer or assignment of any of the Business Assets to the Purchaser;

(c)	the tenancy agreement in respect of the Property, which is in the approved terms, having been executed by Dynamic Multimedia Sdn. Bhd.;

(d)	the Purchaser notifying the Vendor in writing that it is satisfied with the results of the financial, corporate, tax, business and legal due diligence on the Business Assets;

(e)	the Vendor procuring the resignation of the Key Employees from their previous employment relationship with the Relevant Companies and/or Vendor and having executed their respective employment agreements, which are in the approved terms, with the Purchaser or the nominees of the Purchaser;

(f)	the parties to the Tenancy Agreements, the Key Customer Contracts and the Key Supplier Contracts having executed the agreements for the novation of the Tenancy Agreements, Key Customer Contracts and the Key Supplier Contracts (but excluding the Current Digi Agreement) in favour of the Purchaser or the nominees of the Purchaser on terms and conditions that are satisfactory to the Purchaser;

(g)	the Purchaser, or its nominated subsidiary, being approved by Samsung Malaysia Electronics (SME) Sdn. Bhd. as an authorised customer entitled to purchase mobile telephones and other wireless devices and related accessories for resale in Malaysia;

(h)	Leading Mobile Sdn. Bhd. and/or the Vendor having entered into a written agreement with LG Electronics (M) Sdn. Bhd. for the distribution of mobile telephones and related accessories in Sabah, Malaysia on terms acceptable to the Purchaser, and thereafter Leading Mobile Sdn. Bhd. and/or the Vendor and LG Electronics (M) Sdn. Bhd. having executed an agreement for the novation of such agreement, in favour of the Purchaser or the nominee of the Purchaser on terms and conditions that are satisfactory to the Purchaser;

(i)	the Vendor notifying the Purchaser in writing that there has been no fact, matter or event (whether existing or occurring on or before the date of this Agreement or arising or occurring afterwards) which constitutes a Material Adverse Effect;

(j)	the STC APA becoming unconditional in accordance with the terms and conditions thereunder;

(k)	the Relevant Companies and the Vendor having executed the assignments in respect of the Trade Marks in favour of the Purchaser or the nominees of the Purchaser on terms and conditions that are satisfactory to the Purchaser; and

(l)	the Purchaser notifying the Vendor in writing that is satisfied, in its discretion, that the other parties to the Key Supplier Contracts and the Key Customer Contracts will continue to conduct business and transact with the Purchaser on substantially the same basis after the Effective Date as they have done previously in the period prior to the Effective Date.

4.02	The Purchaser may in its sole discretion waive all or any of such conditions at any time by notice in writing to the Vendor.

4.03	The Vendor shall be responsible for and shall use all best endeavours to procure the fulfillment of the conditions set out in Clause 4.01(c), (e), (f), (g), (h), (i), (j) and (k) by the Cut-Off Date. The Purchaser shall be responsible for and shall use all reasonable endeavours to procure the fulfillment of the conditions set out in Clause 4.01(a), (b), (d) and (l) and by the Cut-Off Date.

4.04	Forthwith, and in any event no later than five (5) days, following the fulfillment of any of the conditions in Clause 4.01, the relevant party responsible for fulfilling such condition shall furnish to the other a copy or copies of the relevant document confirming the fulfillment of such condition.

4.05	Subject to clause 4.06, if the conditions set out in Clause 4.01 shall not have been fulfilled (or waived in accordance with Clause 4.02) by the Cut-Off Date, either this Agreement and everything herein contained other than Clauses 9.03, 14.06, 15, 17.02 and 18 shall, subject to the liability of any party to the others in respect of any breaches of the terms hereof, including the obligations under Clause 4.03, antecedent thereto, be null and void and of no effect or the Purchaser may, by written election to the Vendor, proceed to Completion (without prejudice to its rights hereunder).

4.06	Without prejudice to the generality of the provision in Clause 11.01, if the condition set out in Clause 4.01(b) with respect to the Direct Sales License is waived by the Purchaser in accordance with Clause 4.02 and the Purchaser elects to proceed to Completion so far as practicable (without prejudice to its rights hereunder), then unless and until the Purchaser is issued with a Direct Sales Licence, ST Connection shall, and the Vendor will procure that ST Connection shall, continue with only the business activities as conducted by ST Connection under the direct sales licence held by ST Connection as at the date of the STC APA, provided that ST Connection shall have a duty to, and the Vendor will procure that ST Connection shall, account to the Purchaser on a monthly basis (and in any event no later than ten (10) Business Days from the end of every calendar month) for all the profits before tax of such business activities. For this purpose, ST Connection shall and the Vendor shall procure ST Connection to:

(a)	deliver a written statement to the Purchaser on a date no later than ten (10) Business Days from the end of every calendar month after the Effective Date in respect of the amount of profits before tax derived by ST Connection in carrying out such business activities;

(b)	simultaneous with the delivery of such statement, remit by telegraphic transfer to such bank account as nominated by the Purchaser from time to time or deliver a cheque in favour of the Purchaser for (as directed by the Purchaser) a sum equal to the amount of the profits before tax derived by ST Connection in carrying out such business activities; and

(c)	keep books of account and make true and complete entries of all its dealings and transactions of and in relation to such business activities, and shall open such books of account to inspection by Purchaser during normal business hours and allow the Purchaser (subject to the Purchaser having given reasonable prior notice) to take and remove copies thereof.

5.	COMPLETION

5.01	Completion shall take place at Level 21, The Gardens South Tower, Mid Valley City, Lingkaran Syed Putra, 59200 Kuala Lumpur on the Completion Date or at such other place and time as shall be mutually agreed (time in either case being of the essence). Each of the Vendor and the Purchaser further acknowledges and agrees that the Business shall be sold by the Vendor, and purchased by the Purchaser, with effect from the Effective Date notwithstanding the occurrence of Completion on the Completion Date.

5.02	At Completion, the Vendor shall:

(a)	deliver or cause to be delivered to the Purchaser:

(i)	such conveyances, assurances, transfers, assignments, releases, novation agreements, consents and other documents duly executed by the relevant parties as the Purchaser may require to vest in the Purchaser the full benefit of and legal title to the Business Assets and all other rights and assets hereby agreed to be sold and the full benefit of this Agreement;

(ii)	without prejudice to the generality of the foregoing paragraph:

(A)	the novation agreements for the Tenancy Agreements duly executed by the landlords identified in column 1 of Part I of Schedule 3, the Relevant Companies and the Vendor, with all such agreements being in the approved terms;

(B)	the novation agreements for the Contracts (excluding the Current Digi Agreement) duly executed by the parties identified in column 2 of Parts III(A), III(B), IV(A), IV(B) and V of Schedule 3, the Relevant Companies and the Vendor, with all such agreements being in the approved terms;

(C)	the tenancy agreement in respect of the Property, which is in the approved terms, duly executed by Dynamic Multimedia Sdn. Bhd.;

(D)	the assignments in respect of the Trade Marks duly executed by the Relevant Companies and the Vendor, with all such agreements being in the approved terms;

(E)	a copy (certified as true by the secretary of the Vendor) of the agreement entered into between Leading Mobile Sdn. Bhd. and/or the Vendor with LG Electronics (M) Sdn. Bhd. for the distribution of mobile telephones and related accessories in Sabah, Malaysia;

(F)	the novation agreement for the contract identified in Clause 5.02(a)(ii)(E) above duly executed by the Leading Mobile Sdn. Bhd. and/or the Vendor and LG Electronics (M) Sdn. Bhd., on terms and conditions that are satisfactory to the Purchaser;

(iii)	by physical delivery or otherwise make available for collection by the Purchaser, the Stock-in-Trade, the Fixed Assets and all books, papers, records and other documents (including financial records) relating to the Business, the documents of title relating to any of the other Business Assets, and all lists of customers and suppliers and other information or documents in relation to the Business as the Purchaser may require;

(iv)	all the plans, technical and sales publications, advertising material, brochures, catalogues and other technical and sales matter of the Vendor in relation to the Business together with any plates, blocks, negatives and other like material relating thereto;

(v)	the Deed of Guarantee duly executed by the Guarantors;

(vi)	the Shareholders’ Agreement duly executed by the Vendor;

(vii)	the letters of resignation of each of the Employees, evidencing the cessation of their employment with the Relevant Companies and/or the Vendor on or before the Effective Date;

(viii)	the employment agreements, which are in the approved terms, duly executed by each of the Employees;

(ix)	written confirmation that the Vendor is not aware of any matter or thing which is in breach of or inconsistent with any of the representations, warranties and undertakings herein contained; and

(x)	such other documents as may be required to give to the Purchaser good title to the Business Assets and to enable the Purchaser or its nominees to become the registered owner thereof; and

(b)	permit the Purchaser to enter into the various properties where the Business Assets are located and take possession of the Business Assets.

5.03	At Completion, the Purchaser shall:

(a)	issue irrevocable instructions to its bankers to remit a sum equal to the Cash Consideration less the Retained Amount by telegraphic transfer to the Vendor’s Account and provide to the Vendor a copy of the receipt of such instructions by the Purchaser’s bankers, which receipt shall constitute evidence of the performance of the Purchaser’s obligation to pay the Cash Consideration less the Retained Amount;

(b)	deliver to the Vendor, the share certificates in respect of the Share Consideration. The ordinary shares of the Purchaser to be allotted and issued pursuant to this Clause 5.03 shall rank pari passu in all respects with the existing issued ordinary shares of the Purchaser; and

(c)	pay that part of the Cash Consideration constituting the Retained Amount to the Escrow Agent.

5.04	Without prejudice to any other remedies available to the Purchaser, if in any respect the provisions of Clause 5.02 are not complied with by the Vendor on the Completion Date the Purchaser may:

(a)	defer Completion to a date not more than twenty-eight (28) days after the Completion Date (and so that the provisions of this Clause 5.04 shall apply to Completion as so deferred); or

(b)	proceed to Completion so far as practicable (without prejudice to its rights hereunder); or

(c)	rescind this Agreement.

5.05	Subject to the terms of the Escrow Agreement and the receipt of joint written instructions, the Escrow Agent shall hold and deal with the Retained Amount upon the terms of the Escrow Agreement whereupon:

(a)	the Retained Amount (together with accrued interest) shall be paid to the Vendor on or before 7 October 2012 if and in the event that on or before 30 September 2012:

(i)	the Purchaser enters into a written service agreement with Digi Telecommunications Sdn. Bhd. for the provision of logistics and fulfillment services, including but not limited to third party warehousing, logistics, fulfillment, distribution management and reverse logistics services, which service agreement shall be:

(A)	for a period of not less than 12 months commencing from and after 1 July 2012; and

(B)	with respect to a scope of services which are not materially less than those covered in the Current Digi Agreement and upon terms and subject to conditions that are substantially the same as the Current Digi Agreement, and satisfactory to the Purchaser at its discretion;

and the Purchaser has in its possession a complete and fully executed copy of such agreement; or

(ii)	the Purchaser enters into a written service agreement with an operator of a similar standing as Digi Telecommunications Sdn. Bhd. (with the Purchaser having discretion in determining if the operator is of a similar standing as Digi Telecommunications Sdn. Bhd.) for the provision of logistics and fulfillment services, including but not limited to third party warehousing, logistics, fulfillment, distribution management and reverse logistics services, which service agreement shall be:

(A)	for a period of not less than 12 months commencing from and after 1 July 2012; and

(B)	upon terms and subject to conditions that are substantially the same as the Current Digi Agreement and satisfactory to the Purchaser at its discretion;

and the Purchaser has in its possession a complete and fully executed copy of such agreement; or

(b)	the Retained Amount (together with accrued interest) shall be paid to the Brightpoint International (Hong Kong) Limited on or before 7 October 2012 in the event that the Purchaser does not enter into any of the agreements referred to, and satisfy the requirements set out, in Clause 5.05(a).

The Vendor and the Purchaser hereby agree that each shall jointly issue valid written instructions under the Escrow Agreement to the Escrow Agent for the release of the Retained Amount (and accrued interest) to the relevant party.

5.06	In the event that the Retained Amount is paid to the Purchaser in accordance with Clause 5.05(b), and the Consolidated Net Profit Before Tax of the Group Business for:

(a)	the First Operational Year is more than or equal to RM22,500,000;

(b)	the Second Operational Year is more than or equal to RM31,790,000;

(c)	the Third Operational Year is more than or equal to RM40,460,000; and

(d)	none of the events referred to in paragraphs 9 or 10 of Schedule 8 occurred during any Operational Year;

the Purchaser shall remit an amount equal to the Retained Amount (without any interest) by telegraphic transfer to the Vendor’s Account on the date on which the Earn-Out Year 3 Sum is payable, and provide to the Vendor a copy of the receipt of such instructions by the Purchaser’s bankers, which receipt shall constitute evidence of the performance of the Purchaser’s obligation to pay an amount equal to the Retained Amount. For the purposes of this Clause 5.06, capitalized terms shall bear the meanings ascribed to them in Schedule 8.

6.	OBLIGATIONS OF THE VENDOR

6.01	The Parties hereby agree that the Vendor shall be fully responsible for all the debts, liabilities and obligations whatsoever incurred by the Vendor in connection with the Business prior to the Effective Date including warranty or other claims in respect of goods or services supplied on or prior to that date and the Vendor hereby agrees, covenants and undertakes with the Purchaser to indemnify and keep the Purchaser fully indemnified from and against all such debts, liabilities and obligations.

6.02	The Vendor undertakes to the Purchaser during the period hereof until Completion, and shall procure that the Relevant Companies shall during the period hereof until completion of the STC APA, to:

(a)	carry on their respective businesses as identified in column 4 of Schedule 2 in a manner consistent with past practices and so as to maintain the same as a going concern;

(b)	maintain in force policies of insurance with limits of indemnity at least equal to, and otherwise on terms no less favourable than, those policies of insurance currently maintained by it in respect of the Business Assets and not do anything to permit any of its insurances to lapse or do anything which would make any policy of insurance void or voidable;

(c)	make prompt disclosure to the Purchaser of all relevant information which comes to its notice in relation to any fact or matter which may constitute a breach of any representation, warranty, undertaking or any other provision of this Agreement;

(d)	obtain and maintain in full force and effect all consents, registrations, filings, certificates, licences, approvals, permits, authorities or exemptions from, by or with a government agency required for the conduct of the Business or the ownership and/or use of the Business Assets; and

(e)	fully comply with all laws binding on it or affecting the Business and any of the Business Assets.

6.03	The Vendor shall not between the date hereof and Completion, and shall procure that the Relevant Companies shall not between the date hereof and completion of the STC APA, without the prior consent in writing of the Purchaser:

(a)	modify, agree to terminate or assign any Contract, whether or not legally binding;

(b)	effect any change in the practices of ordering Stock-in-Trade, invoicing of customers or collecting debts from those practices adopted at the date of this Agreement;

(c)	issue, allow to come into being, grant or redeem any Encumbrance over any of the Business Assets;

(d)	appoint or employ, or make any offer of appointment or employment to, any new directors, employees or consultants;

(e)	enter into any agreement, arrangement or understanding with any trade union, works council, staff association or other employee representative body in respect of the Employees;

(f)	make, or announce any proposal to make, any change or addition (whether immediate, conditional or prospective) to any terms and conditions of or in respect of employment of Employees or dismiss except for cause any the Employees or directly or indirectly induce or endeavour to induce any such Employees to terminate their employment;

(g)	make, or announce any proposal to make, any change (whether immediate, conditional or prospective) to any, or grant or create any additional, retirement, death or disability benefits scheme for the Employees;

(h)	take any action which is inconsistent with the provisions of this Agreement or the consummation of the transactions contemplated by this Agreement;

(i)	do, allow or procure any act or omission (in each case save only as may be required to give effect to this Agreement) which would constitute or give rise to a breach of any representation, warranty, undertaking or any other provision of this Agreement; and

(j)	agree, conditionally or otherwise, to do any of the foregoing.

7.	STOCKTAKE

7.01	Within the period beginning five (5) Business Days prior to the Effective Date or as otherwise agreed in writing by the parties, the Purchaser (or its representatives) and the Vendor (or its representatives) shall conduct a physical stocktake and shall prepare an inventory of the Stock-in-Trade and the Fixed Assets. The Purchaser and the Vendor shall each be entitled to appoint such number of representatives as each may require to attend and participate in the physical stocktake.

7.02	The Purchaser shall procure the Purchaser’s Accountants to:

(a)	prepare the Completion Certificate forthwith following the completion of the physical stocktake; and

(b)	deliver a copy of the Completion Certificate to each of the Purchaser and the Vendor no later than fourteen (14) days from the Completion Date.

7.03	The Completion Certificate shall be prepared by the Purchaser’s Accountants in accordance with International Financial Reporting Standards and the corporate group and accounting policies of the Purchaser. As shown in the Completion Certificate and determined by the Purchaser’s Accountants, the value of the Stock-in-Trade shall be the lower of its actual cost or net realizable value and the value of the Fixed Assets shall be its depreciated cost.

7.04	The Completion Certificate shall be final and binding on the parties hereto and the Purchaser’s Accountants shall be deemed to act as an expert and not as an arbitrator.

7.05	The costs of the Purchaser’s Accountants in respect of the preparation and determination of the amount and value of the Stock-in-Trade and the Fixed Assets shall be borne by the Purchaser.

7.06	Forthwith following the completion of the physical stocktake, and in any event no later than fourteen (14) days from the Completion Date, the Vendor shall deliver written statements issued by each of the suppliers of the Stock-in-Trade (with such statements being in a form and manner acceptable to the Purchaser) confirming that:

(a)	all such Stock-in-Trade has been fully paid for by the Vendor or the Relevant Companies;

(b)	no amounts are due, owing and outstanding by the Vendor or the Relevant Companies to the suppliers; and

(c)	all such Stock-in-Trade are free from any Encumbrance or other third party rights.

8.	STOCK-IN-TRADE CONSIDERATION AND FIXED ASSETS CONSIDERATION

8.01	The Stock-in-Trade Consideration shall be determined based on the Completion Certificate issued pursuant to Clause 7 and based on the statement to be issued by the Purchaser to the Vendor pursuant to Clause 8.04.

8.02	Subject to Clause 8.08, the Stock-in-Trade Consideration shall be the aggregate of the following:

(a)	in respect of Stock-in-Trade comprising of the New Mobile Phones and the New Accessories, the value of such Stock-in-Trade as set out in the Completion Certificate issued pursuant to Clause 7;

(b)	in respect of Stock-in-Trade comprising of the Old Mobile Phones and the Old Accessories, the lower of the net cost paid to the suppliers of the Stock-in-Trade or the net realized value of such Stock-in-Trade as sold by the Purchaser after the Effective Date; and

(c)	in respect of the Additional Stock, the value of such Stock-in-Trade as paid by the Vendor or the Relevant Companies to the suppliers.

8.03	The value of the Stock-in-Trade comprising of the New Mobile Phones and the New Accessories as determined in accordance with Clause 8.02(a) shall be payable by the Purchaser to the Vendor within five (5) Business Days from the date of the delivery of the Completion Certificate by the Purchaser’s Accountants to the Vendor, provided always that the Vendor has delivered the written statements issued by each of the suppliers of the Stock-in-Trade in the manner set out in Clause 7.06.

8.04	The value of the Stock-in-Trade comprising of the Old Mobile Phones and the Old Accessories that are sold by the Purchaser after the Effective Date shall be paid in the following manner:

(a)	the Purchaser shall no later than ten (10) Business Days from the end of every calendar month after the Effective Date, deliver a statement to the Vendor in respect of:

(i)	amount of such Stock-in-Trade that were sold during such calendar month; and

(ii)	the aggregate amount that was received by the Purchaser from the customers for the sale of such Stock-in-Trade; and

(b)	simultaneous with the delivery of such statement, the Purchaser shall deliver a cheque in favour of the Vendor for a sum equal to the lower of the net cost paid by the Vendor or the Relevant Companies (as the case may be) to the suppliers of the Stock-in-Trade or the amount set out in the statement under Clause 8.04(a)(ii) (whose receipt shall be an absolute discharge therefor), provided always that the Vendor has delivered the written statements issued by each of the suppliers of the Stock-in-Trade in the manner set out in Clause 7.06.

8.05	The value of the Additional Stock shall be paid no later than five (5) Business Days from the delivery by the Vendor of the Additional Stock to the Purchaser together with the invoice issued by the suppliers in respect of the amount paid by the Vendor or the Relevant Companies to the suppliers for such Additional Stock, provided always that the Vendor has delivered the written statements issued by each of the suppliers of the Stock-in-Trade in the manner set out in Clause 7.06.

8.06	The Vendor acknowledges and agrees that no payment shall be due and payable by the Purchaser in respect of:

(a)	any Stock-in-Trade that is purchased on or after the date on which the stocktake is undertaken pursuant to Clause 7.01;

(b)	any Stock-in-Trade which is not supported by written statements from the suppliers pursuant to Clause 7.06, and that the Purchaser shall only pay the relevant value of the Stock-in-Trade that is appropriately supported by such written statements from the suppliers within five (5) Business Days of the Vendor delivering each outstanding written statement for the relevant Stock-in-Trade; and

(c)	any Additional Stock which is not supported by the invoice issued by the suppliers in respect of the amount paid by the Vendor or the Relevant Companies to the suppliers for such Additional Stock, and that the Purchaser shall only pay the relevant value of the Additional Stock that is appropriately supported by invoices from the suppliers within five (5) Business Days of the Vendor delivering each outstanding invoice for the relevant Additional Stock.

The Vendor further acknowledges and agrees that it shall not sell, transfer or convey any Stock-in-Trade to its customers on or after the date on which the stocktake is undertaken pursuant to Clause 7.01.

8.07	The Fixed Assets Consideration as determined based on the Completion Certificate issued pursuant to Clause 7, shall be payable by the Purchaser to the Vendor within five (5) Business

Days from the date of the delivery of the Completion Certificate by the Purchaser’s Accountants to the Vendor, and such payment shall be made by the delivery of a cheque drawn in favour of the Vendor for such sum (whose receipt shall be an absolute discharge therefor).

8.08	Notwithstanding anything else in this Agreement, if the net realized value of any items of New Mobile Phones, New Accessories or Additional Stock, as sold by the Purchaser after the Effective Date, is less than the amounts already paid by Purchaser to the Vendor with respect to such items of New Mobile Phones, New Accessories or Additional Stock, the Purchaser may set-off and deduct the full amount of any such shortfall from any future amounts otherwise payable by the Purchaser to the Vendor under or in relation to this Agreement, including, without limitation, any amounts payable for Old Mobile Phones or Old Accessories and any Earn-Out Sum.

8.09	The Vendor acknowledges and agrees that the Purchaser had pursuant to the Loan Agreement been granted a term loan facility of an amount up to United States Dollars Sixteen Million and Five Hundred Thousand ($16,500,000) by Brightpoint Middle East FZE to enable the Purchaser to make payment of the Stock-in-Trade Consideration and the Fixed Assets Consideration. The Vendor further acknowledges and agrees that it has been provided with a copy of the Loan Agreement and agrees to the terms and conditions set out in the Loan Agreement.

9.	EMPLOYEES

9.01	The parties intend to cooperate with each other for the purpose of ensuring that there shall be sufficient information provided to and communication with the Employees with a view to ensuring that the Employees cease employment with the respective Relevant Companies and/or the Vendor and that they thereafter commence employment with the Purchaser on the Effective Date and in accordance with the terms and conditions of this Agreement, as follows:

(a)	the parties shall discuss the mutually agreed contents and form of any joint written communication from the parties to the Employees in relation to the parties’ execution of this Agreement and any other relevant matters that the parties deem fit;

(b)	the parties shall mutually consider and agree to the contents, scope and timing of consultation and communication sessions with the Employees on all employment-related matters in connection with this Agreement (“Employment Matters”);

(c)	at any time following the parties’ agreement in accordance with Clause 9.01(b), the Vendor and the Purchaser shall participate in any consultation and communication sessions relating to Employment Matters (“Employee Sessions”); and

(d)	the parties further agree that at all times:

(i)	they shall consult with each other prior to either or both parties carrying out any Employee Sessions and otherwise effecting any communications to the Employees relating to Employment Matters;

(ii)	the Purchaser shall not make any representations in relation to or on behalf of the Vendor relating to any Employment Matters; and

(iii)	the Vendor shall not make any representation in relation to or on behalf of the Purchaser relating to any Employment Matters.

9.02	Accordingly, the Vendor hereby agrees that it will procure that the Employees shall immediately prior to the Effective Date, cease to be employed by the Relevant Companies and/or the Vendor and shall also procure that the Employees execute the employment agreements with the Purchaser for the purposes of commencing employment with the Purchaser on the Effective Date.

9.03	Without limiting anything else in this Agreement, the Vendor shall pay and fully discharge all employment-related obligations in respect of the Employees, including without limitation, salaries, emoluments and outgoings, leave, travel or vacation entitlements, medical, insurance or other benefits, bonuses, stock options, contributions, commissions, annual wage supplements, contractual and/or mandatory retirement, Human Resources Development, workman’s compensation and social security contributions and deductions for employment income tax purposes, and all and any termination notice or termination benefits and/or compensation payments due to the Employees, and in relation or attributable to any contract or statutory obligation or event or period up to and including the Effective Date.

9.04	The Vendor hereby indemnifies and agrees to hold the Purchaser harmless against all liability, loss and damage (including without limitation legal costs, awards or settlements) incurred or suffered by the Purchaser in connection with any claims (including part claims), actions, proceedings or demands howsoever arising from the Vendor’s and/or the Relevant Companies’ employment of the Employees prior to or on the Effective Date including but not limited to the Vendor’s and/or the Relevant Companies’ non-compliance with any applicable statutory or contractual obligation and the Employees cessation of employment with the Relevant Companies for the purpose of facilitating their employment with the Purchaser.

10.	PERIODIC PAYMENTS

10.01	All amounts payable or receivable in respect of the Business which are of a periodical nature (including rents, rates, gas, water, electricity, telephone charges, commissions, royalties and other outgoings or receipts relating to the Business) shall, unless otherwise agreed, be apportioned between the Vendor and the Purchaser as at the close of business on the day immediately prior to the Effective Date on a time basis or, in relation to amounts where payment is specifically referable to the extent of user of any property or rights, according to the extent of such use.

11.	THIRD PARTIES

11.01	If any licences (including but not limited to the Direct Sales License), consents or agreements from third parties are required for the transfer, assignment or novation to or in favour of the Purchaser of any Trade Marks, Tenancy Agreements, Contracts (including without limitation the Current Digi Agreement) or other Business Assets to the Purchaser hereunder and such licences, consents or agreements are not obtained by the Completion Date:

(a)	the Vendor shall hold Business Assets in trust for the Purchaser from the Effective Date until such Business Assets are transferred, assigned or conveyed to the Purchaser;

(b)	the Vendor and the Purchaser shall cooperate with each other in structuring and documenting any lawful and reasonable arrangement under which the Purchaser shall obtain the economic benefit of the Business Assets, and such reasonable arrangement may include:

(i)	the subcontracting, sublicensing or sub-tenancy to the Purchaser of any and all rights of the Vendor against the other party;

(ii)	the holding on trust by the Vendor of such Business Assets in trust for the Purchaser from the Effective Date until such licences, consents or agreements have been obtained;

(c)	the Vendor shall use its best endeavours to procure the granting or execution of the same at its expense;

(d)	the Vendor shall give all such assistance to the Purchaser to enable the Purchaser to enforce its rights in respect of such Business Assets; and

(e)	the Vendor and the Purchaser shall negotiate in good faith the valuation of such Business Assets that are not transferred to the Purchaser with effect from the Effective Date.

11.02	Without limiting Clause 11.01 or anything else in this Agreement, in the event that the Current Digi Agreement is not transferred, novated or assigned in favour of the Purchaser with effect from the Effective Date and the benefit and obligation under the Current Digi Agreement continue to bind Mesad, Mesad shall, and the Vendor will procure that Mesad shall:

(a)	hold the Current Digi Agreement on trust for the Purchaser such that the Purchaser is entitled to and enjoys the full benefit of all of Mesad’s rights and entitlements under the Current Digi Agreement;

(b)	account to the Purchaser on a monthly basis (and in any event no later than ten (10) Business Days from the end of every calendar month) for all the profits before tax derived from the performance by Mesad of the terms of the Current Digi Agreement. For this purpose, Mesad shall and the Vendor shall procure Mesad to:

(i)	deliver a written statement to the Purchaser on a date no later than ten (10) Business Days from the end of every calendar month after the Effective Date in respect of the amount of profits before tax derived by Mesad from its performance of the Current Digi Agreement;

(ii)	simultaneous with the delivery of such statement, remit by telegraphic transfer to such bank account as nominated by the Purchaser from time to time or deliver a cheque in favour of the Purchaser for (as directed by the Purchaser) a sum equal to the amount of the profits before tax derived by Mesad from its performance of the Current Digi Agreement; and

(iii)	keep books of account and make true and complete entries of all its dealings and transactions of and in relation to such business activities, and shall open such books of account to inspection by Purchaser during normal business hours and allow the Purchaser (subject to the Purchaser having given reasonable prior notice) to take and remove copies thereof.

11.03	The Vendor shall indemnify and keep indemnified the Purchaser against all actions, claims, costs and expenses brought against or incurred by the Purchaser as a result of any act, omission or delay by the Vendor prior to Completion in relation to the Contracts and the Tenancy Agreements.

12.	POST-COMPLETION MATTERS

12.01	The Vendor shall from the Effective Date cease to carry on the Business and the Purchaser shall be entitled to carry on the Business in succession to the Vendor.

12.02	Forthwith upon Completion, the Vendor and the Purchaser shall dispatch a joint letter to the suppliers and customers of the Business in the approved terms.

12.03	The Vendor undertakes with the Purchaser:

(a)	notwithstanding Completion to continue to give to the Purchaser such information and assistance as it may reasonably require relating to the Business and the know-how connected therewith and, in particular, its customers and suppliers, its current contracts and engagements, trade debtors and trade creditors;

(b)	to pass on promptly to the Purchaser any trade enquiries relating to the Business received after Completion; and

(c)	procure and ensure that the Related STC Companies provide the Transitional Services for so long as reasonably required by the Purchaser and at no cost to the Purchaser.

12.04	After Completion, the Purchaser shall effect its own insurances (if any) in respect of the Business Assets in such manner as it thinks fit.

12.05	The Parties hereby agree that any payments received by the Vendor after the Effective Date in relation to credit notes, rebates, incentives and/or marketing owing funds which are properly due to the Vendor with respect to the conduct of the Business before the Effective Date shall belong to the Vendor absolutely. To the extent that any payment is made to the Vendor pursuant to the Contracts after the Effective Date, the Vendor shall receive such payment as trustee of the Purchaser and shall record such payment separately in its books and shall no later than the seven (7) days after the end of every calendar month or as earlier requested by the Purchaser, account to the Purchaser for such payment.

12.06	From the Effective Date, the Purchaser shall be entitled (but not bound) to collect and receive for the account of the Vendor and without expense to the Purchaser any Book Debts. The Purchaser shall record the collection and receipt of such Book Debts separately in its books and shall no later than seven (7) days after the end of every calendar month account to the Vendor for such payment. The Vendor acknowledges and agrees that the Purchaser shall not be under any obligation to take any proceedings or any other action with a view to collecting the Book Debts other than the rendering of the accounts and making payment of all such collection and receipt of the Book Debts.

12.07	The Purchaser shall after the Effective Date carry out and complete for its own account all uncompleted or pending Contracts relating to the Business of which the benefit is hereby agreed to be sold.

12.08	The Vendor shall procure that immediately upon Completion, the names of the Relevant Companies will be changed so that no Relevant Company shall use any trade name, trade mark or other indicia identical or similar to the Trade Marks forthwith.

13.	RESTRICTIONS ON THE VENDOR AND GUARANTORS

13.01	The Vendor and the Guarantors undertake with the Purchaser, that except with the consent in writing of the Purchaser:

(a)	for the period of five (5) years after the Effective Date or two (2) years after the last payment of any Earn-Out Sum, whichever is the later, neither the Vendor nor the Guarantors will in any country or place where the Business is being carried on, either on its own account or in conjunction with or on behalf of any person, firm or company, carry on or be engaged, concerned or interested directly or indirectly whether as shareholder, director, employee, partner, agent or otherwise in carrying on any business in competition with the Business;

(b)	for the period of five (5) years after the Effective Date or two (2) years after the last payment of any Earn-Out Sum, whichever is the later, neither the Vendor nor the Guarantors will either on its own account or in conjunction with or on behalf of any other person, firm or company solicit or entice away or attempt to solicit or entice away the custom of any person, firm, company or organisation who shall at any time within one (1) year prior to the date hereof have been a customer, client, supplier, identified prospective customer, client or supplier, representative, agent or correspondent of the Vendor or the Relevant Companies in connection with the Business or in the habit of dealing with the Vendor or the Relevant Companies in connection with the Business, including without limitation any of the parties identified in column 2 of Parts III(A), III(B), IV(A) and IV(B) of Schedule 3, or enter into any contract with or accept any business from any such person, firm, company or organisation;

(c)	for the period of five (5) years after the Effective Date or two (2) years after the last payment of any Earn-Out Sum, whichever is the later, neither the Vendor nor the Guarantors will either on its own account or in conjunction with or on behalf of any other person, firm or company employ, solicit or entice away or attempt to employ, solicit or entice away any person who is at the date hereof an employee of the Vendor or the Relevant Companies in connection with the Business, whether or not such person would commit a breach of contract by reason of leaving such employment;

(d)	neither the Vendor nor the Guarantors will at any time hereafter in relation to any trade, business or company use any trade name, trade mark, domain name, company name or other indicia identical or similar to the Trade Marks in such a way as to be capable of or likely to be confused with the business that will be carried on by the Purchaser and shall use all endeavours to procure that no such trade name, trade mark, domain name, company name or other indicia identical or similar to the Trade Marks shall be used by any person, firm or company with which it is in any way connected;

(e)	neither the Vendor nor the Guarantors will at any time hereafter make use of or disclose or divulge to any third party any information relating to the Business other than any information properly available to the public or disclosed or divulged pursuant to an order of a court of competent jurisdiction; and

(f)	the Vendor and the Guarantors shall procure that its shareholders and Related Corporations will observe the restrictions contained in the foregoing provisions of this Clause 13.01 and that its employees will observe the restrictions contained in Clause 13.01(e).

13.02	Each and every obligation under this Clause shall be treated as a separate obligation and shall be severally enforceable as such and in the event of any obligation or obligations being or becoming unenforceable in whole or in part such part or parts as are unenforceable shall be deleted from this Clause and any such deletion shall not affect the enforceability of all such parts of this Clause as remain not so deleted.

13.03	While the restrictions contained in this Clause are considered by the parties to be reasonable in all the circumstances, it is recognised that restrictions of the nature in question may fail for technical reasons unforeseen and accordingly it is hereby agreed and declared that, if any of such restrictions shall be adjudged to be void as going beyond what is reasonable in all the circumstances for the protection of the interests of the Business or the Purchaser, but would be valid, if part of the wording thereof were deleted or the periods thereof reduced or the range of activities or area dealt with thereby reduced in scope, the said restriction shall apply with such modifications as may be necessary to make it valid and effective.

14.	REPRESENTATIONS, WARRANTIES AND UNDERTAKINGS

14.01	The Vendor hereby represents, warrants and undertakes to the Purchaser (to the intent that the provisions of this Clause shall continue to have full force and effect notwithstanding Completion) in the terms set out in Schedule 6 and acknowledges that the Purchaser in entering into this Agreement is relying on such representations, warranties and undertakings.

14.02	The said representations, warranties and undertakings are given subject to the matters disclosed in the Disclosure Letter but no other information relating to the Vendor or the Business of which the Purchaser has knowledge (actual or constructive) and no investigation by or on behalf of the Purchaser shall prejudice any claim made by the Purchaser under such representations, warranties and undertakings or under the indemnity contained in Clause 14.06 or operate to reduce any amount recoverable and it shall not be a defence to any claim against the Vendor that the Purchaser knew or ought to have known or had constructive knowledge of any information (other than as disclosed in the Disclosure Letter) relating to the circumstances giving rise to such claim.

14.03	The representations, warranties and undertakings set out in each paragraph of Schedule 6 shall be separate and independent and save as expressly provided shall not be limited by reference to any other paragraph or anything in this Agreement or the Schedules.

14.04	The representations, warranties and undertakings set out in each paragraph of Schedule 6 shall be deemed to be repeated as at the Effective Date and again as at the Completion Date as if all references therein to the date of this Agreement were references to the date of Completion and the Effective Date.

14.05	In the event of it being found prior to Completion that any of the said representations, warranties or undertakings or any other undertakings or obligations of the Vendor contained herein are untrue, misleading or incorrect or have not been fully carried out in any respect, or in the event of any matter or thing arising or becoming known or being notified to the Purchaser which is inconsistent with any such representation, warranty or undertaking or any other provision of this Agreement or in the event of the Vendor becoming unable or failing to do anything required to be done by it at or before Completion the Purchaser shall not be bound to complete the purchase of the Business and the Purchaser may by notice rescind this Agreement without liability on its part. The right conferred upon the Purchaser by this Clause is in addition to and without prejudice to any other rights of the Purchaser (including any rights to claim damages or compensation from the Vendor by reason of any such breach or non-fulfilment) and failure to exercise it shall not constitute a waiver of any such rights.

14.06	The Vendor hereby undertakes to indemnify and keep indemnified and hold harmless the Purchaser from and against any loss, claim, damage or liability suffered or incurred the Purchaser as a result of or in connection with any breach of any of the said representations, warranties and undertakings including, but not limited to, any diminution in the value of the Business, any payment made or required to be made by the Purchaser and any costs and expenses incurred as a result of such breach provided that the indemnity contained in this Clause shall be without prejudice to any other rights and remedies of the Purchaser in relation to any such breach of representation, warranty or undertaking and all such other rights and remedies are hereby expressly reserved to the Purchaser.

14.07	The Vendor will both before and after Completion promptly notify the Purchaser in writing of any matter or thing of which the Vendor becomes aware which is a breach of or inconsistent with any of the representations, warranties and undertakings herein contained.

15.	RESTRICTION ON ANNOUNCEMENTS

15.01	Each of the parties hereto undertakes that prior to Completion and thereafter it will not (save as otherwise provided in this Agreement or as required by law or any rule of any relevant stock exchange) make any announcement in connection with this Agreement unless the other parties hereto shall have given their respective consents to such announcement (which consents may not be unreasonably withheld and may be given either generally or in a specific case or cases and may be subject to conditions).

15.02	No party shall during the subsistence of this Agreement or at any time thereafter use or disclose to any person any confidential information save and except:

(a)	where duly authorised by that other party; or

(b)	where the recipient comprises the first aforementioned party’s auditors, professional advisors or any other person or body having a legal right or duty to have access to or knowledge of such confidential information in connection with the business of that party.

15.03	Each party undertakes to ensure that all persons and bodies to whom that party discloses any confidential information of another party pursuant to Clause 15.02(a) above are made aware, prior to disclosure, of the confidential nature of such confidential information and that they owe a duty of confidence to the disclosing party and to ensure that such persons and bodies comply with the provisions of this Clause 15. Nothing in this Clause 15 shall extend to information, knowledge or documents which:

(a)	are or became part of the public domain, by publication or otherwise, other than through actions that constitute a breach of the provisions of this Agreement;

(b)	can be established by written evidence to have been lawfully in the possession of the receiving party at the time of disclosure;

(c)	are received by the receiving party from a third party without similar restrictions and without breach of this Agreement;

(d)	were developed by the receiving party independently of and without reference to any Confidential Information of the disclosing party (the receiving party shall bear the burden of proving such independent development); or

(e)	which by law, order of a proper court of competent jurisdiction or listing requirements of the stock exchange in which any party is subject to or as required by any relevant regulatory authorities is required to be disclosed, provided that the disclosing party is first given prompt notice of such requirement in order to enable it to seek an appropriate protective order.

15.04	For the purposes of this Clause 15, “confidential information” means the existence and contents of this Agreement, or any information, documents or knowledge which is confidential or proprietary and belonging or relating to any other party and/or its related companies, including without limitation, all strategic information, financial statements, information or projections, business plans, data, business records, customer lists, supplier agreements, partnership or joint venture agreements, sales and marketing plans, employee lists, policies and procedures, information relating to processes, techniques, technologies, software programs, source code, schematics, designs, and theory, whether disclosed before, on or after the date of this Agreement and regardless of the form or medium used to store or communicate it.

16.	ACCESS TO INFORMATION

16.01	As from the date of this Agreement the Vendor shall give, and shall procure that the Relevant Companies and the Related STC Companies give to the Purchaser and any persons authorised by it, all such information relating to the Business and such access to the premises and all books, title deeds, records, accounts and other documentation of the Vendor, the Relevant Companies and the Related STC Companies relating to the Business as the Purchaser may reasonably request and be permitted to take copies of any such books, deeds, records, accounts and other documentation and that the officers and employees of the Vendor, the Relevant Companies and the Related STC Companies shall be instructed to give promptly all such information and explanations to any such persons as aforesaid as may be requested by it or them.

16.02	In the event of this Agreement ceasing to have effect, the Purchaser undertakes to release to the Vendor all information and documents concerning the Business which have been provided to the Purchaser in connection with this Agreement and also undertakes not to use any such information gained by it to further itself in its trade or to the detriment of the Vendor or the Business unless such information had already been known to the Purchaser or had become or subsequently becomes public knowledge otherwise than by reason of any act or default of the Purchaser, its advisers or employees.

17.	MISCELLANEOUS

17.01	Each party to this Agreement shall pay its own costs and disbursements of and incidental to this Agreement save that the Purchaser shall bear the stamp duty on this Agreement and on the sale, transfer, conveyance or assignment of the Business.

17.02	Each notice, demand or other communication given or made under this Agreement shall be in writing, in English, and delivered or sent to the relevant party at its address or facsimile number set out below (or such other address or facsimile number as the addressee has by five (5) days’ prior written notice specified to the other parties):

to the Vendor:	STC Partners Sdn Bhd
No 13, Jalan Perdana 10/10,
Pusat Perdagangan Tasik Pandan,

Pandan Perdana, 55300 Kuala Lumpur, Malaysia
	Fax Number:	+6(03)92749343
	Attention:	Managing Director

to the Purchaser:	Brightpoint International (Malaysia) Sdn Bhd
Level 21, Suite 21.01, The Gardens South Tower,
Mid Valley City, Lingkaran Syed Putra,
59200 Kuala Lumpur, Malaysia
	Fax Number:	+6(03)22822669
	Attention:	Board of Directors

With a copy to: Brightpoint, Inc.

	Address :	7635 Interactive Way, Suite 200,
Indianapolis, Indiana, 46278 United
States of America
	Fax No. :	+1 (317) 707-2514
	Attention of :	General Counsel

to the Guarantors:

Name	:	Siow Teh Choy
Address		No 37, Jalan SP 6/7,
Taman Segar Perdana,
43200 Kuala Lumpur, Malaysia
Fax Number:		+603 9274 1928
Attention:		Bernard Siow

Name	:	Toh Guan Tong
Address :		No 44, Lorong Ciku,
41100 Klang,
Selangor Darul Ehsan, Malaysia
Fax Number	:	+603 7781 4917
Attention	:	Derrick Toh

Name	:	Fung Chee Hong
Address	:	A-10-6, Casa Indah 1, 2A Persiaran
Surian, Tropicana Indah Resort
Homes, 47410 Petaling Jaya,
Malaysia
Fax Number	:	+603-7877 9066
Attention	:	Edmund Fung

Any notice, demand or other communication so addressed to the relevant party shall be deemed to have been delivered:

(a)	if given or made by letter, when actually delivered to the relevant address; and

(b)	if given or made by fax, when dispatched.

17.03	No failure or delay by the Purchaser in exercising any right, power or remedy under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of the same preclude any further exercise thereof or the exercise of any other right, power or remedy. Without limiting the foregoing, no waiver by the Purchaser of any breach by the Vendor of any provision hereof shall be deemed to be a waiver of any subsequent breach of that or any other provision hereof. If at any time any provision of this Agreement is or becomes illegal, invalid or unenforceable in any respect, the legality, validity and enforceability of the remaining provisions of this Agreement shall not be affected or impaired thereby.

17.04	This Agreement shall be assignable only by the Purchaser.

17.05	This Agreement (together with any documents referred to herein) constitutes the whole agreement between the parties hereto and it is expressly declared that no variations hereof shall be effective unless made in writing. The Purchaser hereby acknowledges that it is not entering into this Agreement in reliance upon any representation other than those incorporated into or represented by the representations, warranties and undertakings referred to in Clause 14.

17.06	The provisions of this Agreement including the representations, warranties and undertakings herein contained, insofar as the same shall not have been fully performed at Completion, shall remain in full force and effect notwithstanding Completion.

17.07	Any right of rescission conferred upon the Purchaser hereby shall be in addition to and without prejudice to all other rights and remedies available to it.

17.08	The Vendor and the Purchaser shall do and execute or procure to be done and executed all such further acts, deeds, things and documents as may be necessary to give effect to the terms of this Agreement and to effect the transfer of the Business to the Purchaser.

17.09	This Agreement may be executed in any number of counterparts and by the parties to it on separate counterparts and each such counterpart shall constitute an original of this Agreement but all of which together constitute one and the same instrument. This Agreement shall not be effective until each party has executed at least one counterpart.

18.	GOVERNING LAW AND JURISDICTION

18.01	This Agreement shall be governed by and construed in accordance with the laws of Malaysia.

18.02	Any dispute arising out of or in connection with this Agreement, including any question regarding its existence, validity or termination, shall be referred to and finally resolved by arbitration in Singapore in accordance with the Arbitration Rules of the Singapore International Arbitration Centre for the time being in force, which rules are deemed to be incorporated by reference in this Clause.

18.03	The tribunal shall consist of three (3) arbitrators, with one (1) arbitrator to be appointed by the Vendor, one (1) arbitrator to be appointed by the Purchaser, and the third arbitrator shall be appointed by the other two arbitrators.

18.04	The language of the arbitration shall be English.

18.05	The arbitration fees and all costs relating to such arbitration (including the legal fees of the parties) shall be borne by the parties in such proportion as may be determined in the arbitral award. Any arbitration award shall be final and binding on the parties.

18.06	Any party may bring an action for injunctive relief or other similar mandatory or prohibitory relief in any court of competent jurisdiction, including without limitation, any proceedings for the detention, custody or preservation of any property, pending the results of the arbitration.

18.07	This Agreement and the rights and obligations of the parties shall remain in full force and effect pending the award in any arbitration proceeding.

18.08	The Parties hereby submit to the non-exclusive jurisdiction of the courts of Malaysia for the purpose of enforcement of any arbitral award under this Clause 18.

EXECUTION PAGE FOLLOWS

IN WITNESS WHEREOF this Agreement has been executed on the day and year first above written.

SIGNED by	)
for and on behalf of	)
STC Partners Sdn Bhd	)
in the presence of:	)

/s/ Siow Kai Xien

SIGNED by	)
for and on behalf of	)
Brightpoint International	)
(Malaysia) Sdn. Bhd.	)
(formerly known as Prize Effort	)
Sdn. Bhd.))
in the presence of:	)

/s/ Felix Choon-Kean Wong

SIGNED by	)
for and on behalf of	)
Mesad Aktif Resources Sdn. Bhd.	)
in the presence of:	)

/s/ Wong Fong Kie

SIGNED by	)
for and on behalf of	)
Arista Xtreme Network Sdn. Bhd.	)
in the presence of:	)

/s/ Teh Yan Nee

SIGNED by	)
for and on behalf of	)
Platinum Waves Sdn. Bhd.	)
in the presence of:	)

/s/ Yew Guat Li

SIGNED by	)
for and on behalf of	)
Leading Mobile Sdn. Bhd.	)
in the presence of:	)

/s/ Siow Kai Xien

SIGNED by	)
for and on behalf of	)
ST Connection Sdn. Bhd.	)
in the presence of:	)

/s/ Vincent Teoh Koon Hoe

SIGNED by	)
for and on behalf of	)
Genmatic Resources Sdn. Bhd.	)
in the presence of:	)

/s/ Too Sheau Tyng

SIGNED by	)
for and on behalf of	)
De’ Mobile-K Sdn. Bhd.	)
in the presence of:	)

/s/ Yap Keng Joo Mervin

SIGNED by	)
for and on behalf of	)
Phoneworx Sdn. Bhd.	)
in the presence of:	)

/s/ Goh Kok Fun

SIGNED by	)
Siow Teh Choy	)
in the presence of:	)

/s/ Siow The Choy

SIGNED by	)
Toh Guan Tong	)
in the presence of:	)

/s/ Toh Guan Tong

SIGNED by	)
Fung Chee Hong	)
in the presence of:	)

/s/ Fung Chee Hong

Schedule 1

THE GUARANTORS

Name	Company Number / NRIC Number	Registered Address / Residential Address	Business Address
Mesad Aktif Resources Sdn. Bhd.	693771-X	Suite B-01-06 Dataran 3 Two, No. 2 Jalan 19/1, Petaling Jaya, 46300 Selangor	Lot A7, No. 12E, Jalan Tandang, Section 51, 46050 Petaling Jaya, Selangor

Arista Xtreme Network Sdn. Bhd.	703573-K	1A, Blok P/E, Jalan Kaskas Empat, Taman Cheras, 56100 Kuala Lumpur, Wilayah Persekutuan	Plaza Kelana Jaya, Block A-09-03, Jalan SS7/13A, 47301 Petaling Jaya, Selangor Darul Ehsan

Platinum Waves Sdn. Bhd.	650478-H	Suite B-01-06, Dataran 3 Two, No. 2 Jalan 19/1, 46300 Petaling Jaya, Selangor	No 13, Jalan Perdana 10/10, Pandan Perdana, 55300 Kuala Lumpur, Wilayah Persekutuan

Leading Mobile Sdn. Bhd.	732664-T	No. 10 Lot 3107, Hakka Avenue Estate, 5 1/2 Mile Jalan Penrissen, 93250 Kuching, Sarawak	Lot 1-9-E6, 9th Floor, CPS Tower, Centre Point, Sabah

ST Connection Sdn. Bhd.	761446-A	Suite B-01-06, Dataran 3 Two, No. 2 Jalan 19/1, 46300 Petaling Jaya	No. 3 – 2, Jalan PJU 8/5D, Bandar Damansara Perdana, 47820, Petaling Jaya, Selangor

Genmatic Resources Sdn. Bhd.	810344-T	1A, Block P/E, Jalan Kaskas Empat, Taman Cheras, 56100 Kuala Lumpur, Wilayah Persekutuan	Unit No. 5-2, Block D2, Jalan PJU 1/39, Dataran Prima, 47301 Petaling Jaya, Selangor

De’ Mobile-K Sdn. Bhd.	717730-T	Suite B-01-06, Dataran 3 Two, No. 2 Jalan 19/1, 46300 Petaling Jaya	Lot No. 26GM, First Floor, Jalan Perdana 4/3, Pandan Perdana, 53300 Kuala Lumpur

Phoneworx Sdn. Bhd.	687993-D	15 Jalan Bidalan U2/12, Taman TTDI Jaya, Shah Alam, 40150 Selangor	No. 19-1 (PT705), PJS8/18, Dataran Mentari, Bandar Sunway, 46150 Petaling Jaya, Selangor Darul Ehsan

Name	Company Number / NRIC Number	Registered Address / Residential Address	Business Address
Siow Teh Choy (Bernard)			No 13, Jalan Perdana 10/10, Pandan Perdana, 55300 Kuala Lumpur, Wilayah Persekutuan

Toh Guan Tong (Derrick)			Lot A7, No. 12E, Jalan Tandang, Section 51, 46050 Petaling Jaya, Selangor

Fung Chee Hong (Edmund)			Plaza Kelana Jaya, A-09-03, Jalan SS 7/13A, 47301 Petaling Jaya, Selangor Darul Ehsan

SCHEDULE 2

RELEVANT COMPANIES

Name of Company	Company Number	Registered Address	Business Address	Business
Mesad Aktif Resources Sdn. Bhd.	693771-X	Suite B-01-06 Dataran 3 Two, No. 2 Jalan 19/1, Petaling Jaya, 46300 Selangor	Lot A7, No. 12E, Jalan Tandang, Section 51, 46050 Petaling Jaya, Selangor	Logistics and fulfillment services to wireless communication

Arista Xtreme Network Sdn. Bhd.	703573-K	1A, Blok P/E, Jalan Kaskas Empat, Taman Cheras, 56100 Kuala Lumpur, Wilayah Persekutuan	Plaza Kelana Jaya, Block A-09-03, Jalan SS7/13A, 47301 Petaling Jaya, Selangor Darul Ehsan

Platinum Waves Sdn. Bhd.	650478-H	Suite B-01-06, Dataran 3 Two, No. 2 Jalan 19/1, 46300 Petaling Jaya, Selangor	No 13, Jalan Perdana 10/10, Pandan Perdana, 55300 Kuala Lumpur, Wilayah Persekutuan

Leading Mobile Sdn. Bhd.	732664-T	No. 10 Lot 3107, Hakka Avenue Estate, 5 1/2 Mile Jalan Penrissen, 93250 Kuching, Sarawak	Lot 1-9-E6, 9th Floor, CPS Tower, Centre Point, Sabah

ST Connection Sdn. Bhd.	761446-A	Suite B-01-06, Dataran 3 Two, No.2 Jalan 19/1, 46300 Petaling Jaya	No. 3 – 2, Jalan PJU 8/5D, Bandar Damansara Perdana, 47820, Petaling Jaya, Selangor	Logistic and fulfillment service to Financial Institution and Corporate Companies

Genmatic Resources Sdn. Bhd.	810344-T	1A, Block P/E, Jalan Kaskas Empat, Taman Cheras, 56100 Kuala Lumpur, Wilayah Persekutuan	Unit No. 5-2, Block D2, Jalan PJU 1/39, Dataran Prima, 47301 Petaling Jaya, Selangor

Name of Company	Company Number	Registered Address	Business Address	Business
De’ Mobile-K Sdn. Bhd.	717730-T	Suite B-01-06, Dataran 3 Two, No.2 Jalan 19/1, 46300 Petaling Jaya, Selangor	Lot No. 26GM, First Floor, Jalan Perdana 4/3, Pandan Perdana, 53300 Kuala Lumpur	After Sales Sevice & repair

Phoneworx Sdn. Bhd.	687993-D	15 Jalan Bidalan U2/12, Taman TTDI Jaya, Shah Alam, 40150 Selangor	No. 19-1 (PT705), PJS8/18, Dataran Mentari, Bandar Sunway, 46150 Petaling Jaya, Selangor Darul Ehsan	After Sales Sevice & repair

SCHEDULE 3

PART I

THE TENANCY AGREEMENTS

Landlord	Tenant	Property	Rent	Term	Date of Agreement
Sunyap Development Sdn. Bhd.	Arista Xtreme Network Sdn. Bhd.	1-9-E4, 9th Floor, CPS Tower, Centre Point Sabah, No.1, Jalan Centre Point,88100, Kota Kinabalu

Malaysian Assurance Alliance Berhad

(but has assigned all its rights in respect of the property on which the demised premises is erected to Episo Realty Development Sdn. Bhd. by a sale and purchase agreement dated 21 December 2010 and a deed of assignment dated 13 August 2011)

	Arista Xtreme Network Sdn. Bhd.	Menara MAA, Suite B-SR1 (Strong Room), Basement Level and Suite 1-2, Level 1, Lot 86, Section 53, Jalan Ban Hock, 93100 Kuching, Sarawak.

Tharanpal Singh	Arista Xtreme Network Sdn. Bhd.	Plaza Kelana Jaya, Block A-09-03, Jalan SS7/13A, 47301 Petaling Jaya, Selangor Darul Ehsan

Ally Services Sdn. Bhd.	De’ Mobile-K Sdn. Bhd.	Lot No. 26GM, First Floor, Jalan Perdana 4/3, Pandan Perdana, Cheras, 53300 Kuala Lumpur

Landlord	Tenant	Property	Rent	Term	Date of Agreement
Forest Point Sdn. Bhd.	Genmatic Resources Sdn. Bhd.	Unit No. 5-2, Block D2, Jalan PJU 1/39, Dataran Prima, 47301 Petaling Jaya, Selangor

Hedgeford Sdn. Bhd.	Mesad Aktif Resources Sdn. Bhd.	Lot A7, No. 12E, Jalan Tandang, Section 51, 46050 Petaling Jaya, Selangor

Choo Peng Sum	Phoneworx Sdn. Bhd.	No. 19-1 (PT705), PJS8/18, Dataran Mentari, Bandar Sunway, 46150 Petaling Jaya, Selangor Darul Ehsan

Choo Wing Chong	Phoneworx Sdn. Bhd.	No. 19-2 (PT705), PJS 8/18, Dataran Mentari Bandar Sunway, 46150, Petaling Jaya, Selangor Darul Ehsan

Istimewa Sejati Sdn. Bhd.	Phoneworx Sdn. Bhd.	Lot 33-04-42, 4th Floor, Prangin Mall-Komtar, Jalan Dr Lim Chwee Leong, 10100, Penang.

Landlord	Tenant	Property	Rent	Term	Date of Agreement
Tann Shu Dee	Platinum Waves Sdn. Bhd.	Unit 51, Level 3A, Block 1, KK Times Square, Coastal Highway, 88100, Kota Kinabalu, Sabah

Dr Muhammad Amir Bin Kamaluddin	ST Connection Sdn. Bhd.	No. 3 – 2, Jalan PJU 8/5D, Bandar Damansara Perdana, 47820, Petaling Jaya, Selangor

Part II

THE FIXED ASSETS

Description

PART III(A)

THE KEY CUSTOMER CONTRACTS

Date	Parties

PART III(B)

THE CUSTOMER CONTRACTS

Date	Parties

PART IV(A)

THE KEY SUPPLIER CONTRACTS

Date	Parties

8 May 2009

PART IV(B)

THE SUPPLIER CONTRACTS

Date	Parties

None

Part V

TRADE MARKS

No.	Description or Picture of Mark	Proprietor
1.		Mesad Aktif Resources Sdn. Bhd.
2.		Arista Xtreme Network Sdn. Bhd.
3.		Platinum Waves Sdn. Bhd.
4.		Leading Mobile Sdn. Bhd.
5.		ST Connection Sdn. Bhd.
6.		Genmatic Resources Sdn. Bhd.
7.		De’ Mobile-K Sdn. Bhd.
8.		Phoneworx Sdn. Bhd.

TRADE NAME

No.	Trade Name	Proprietor
1.	Mesad Aktif Resources	Mesad Aktif Resources Sdn. Bhd.
2.	Arista Xtreme Network	Arista Xtreme Network Sdn. Bhd.
3.	Platinum Waves	Platinum Waves Sdn. Bhd.
4.	Leading Mobile	Leading Mobile Sdn. Bhd.
5.	ST Connection	ST Connection Sdn. Bhd.
6.	Genmatic Resources	Genmatic Resources Sdn. Bhd.
7.	De’ Mobile-K	De’ Mobile-K Sdn. Bhd.
8.	Phoneworx	Phoneworx Sdn. Bhd.

PART VI

EXCLUDED ASSETS

1.	The apartment bearing the postal address A21-3-3A, Ceriaan Kiara Condominium, 15 Jalan Kiara 3, Mont Kiara, 50480 Kuala Lumpur, Malaysia, with such apartment being erected on that parcel of land with the master issue document of title held under Geran Mukim 1129, Lot No. 1889, Mukim Batu, District of Kuala Lumpur, Negeri Wilayah Persekutuan, Kuala Lumpur;

2.

One unit of four and a half (4 1/2) storey commercial shop office erected on all piece of leasehold land for 99 years expiring on 27 June 2094 and held under Individual Title No. H.S. (M) 32831, P.T. No. 32671, Tempat Taman Kencana in the Mukim of Empang, District of Hulu Langat, State of Selangor and bearing the postal address at No. 13A, Jalan Perdana 10/10, Pandan Perdana, 55300 Kuala Lumpur with an area measuring approximately 2659 square feet (247.0211 square metres);

3.	The motor vehicles bearing the registration numbers WVK 2828, WUQ 1106, WQG 2828 and BJS 2828;

4.	The Book Debts; and

5.	All the cash-in-hand and at bank as at the close of business on the day immediately prior to the Effective Date and any cheques, bills and notes which have been issued in favour of the Vendor or the Relevant Companies before the close of business on the day immediately prior to the Effective Date.

PART VII

ALLOCATION OF PURCHASE PRICE

The parties agree that the Purchaser shall at its discretion allocate the Consideration amongst the Business Assets, and shall within thirty (30) days from the date of this Agreement, deliver a written notice of such allocation to the Vendor, and the parties agree to attach the allocation set out in such notice to this Part VII of Schedule 3.

Schedule 5

DEED OF GUARANTEE

THIS DEED OF GUARANTEE is made on the              day of              2011

AMONGST:

(1)	THE ENTITIES AND PERSONS whose respective names and addresses are set out in column 1 of Schedule 1 (each a “Guarantor”, and together the “Guarantors”); and

(2)	BRIGHTPOINT INTERNATIONAL (MALAYSIA) SDN. BHD. (formerly known as Prize Effort Sdn. Bhd.) (Company Number: 938070-W), a private limited company incorporated under the laws of Malaysia and whose registered office is at Level 21, Suite 21.01, The Gardens South Tower, Mid Valley City, Lingkaran Syed Putra, 59200 Kuala Lumpur, Malaysia (the “Purchaser”).

WHEREAS:

(A)	By an Agreement for the Sale and Purchase of Assets dated [—] (the “Agreement”) made amongst (1) STC Partners Sdn. Bhd. (Company Number: 889889-U), a private limited company incorporated under the laws of Malaysia and whose registered office is at 1A, Blok P/E, Jalan Kaskas Empat, Taman Cheras, 56100 Kuala Lumpur, Wilayah Persekutuan (the “Vendor”), (2) the Purchaser, and (3) the Guarantors, the Vendor has agreed to sell and the Purchaser has agreed to purchase the Business (as therein defined) on the terms and conditions therein contained.

(B)	Pursuant to the Agreement the Vendor has assumed certain obligations to the Purchaser and it is a condition of the Agreement that the Guarantors deliver to the Purchaser this Guarantee in respect of the obligations of the Vendor under the Agreement.

IN CONSIDERATION OF THE MUTUAL COVENANTS HEREIN, NOW THIS DEED WITNESSES as follows:

1.	INTERPRETATION

1.01	Unless the context requires otherwise, words and expressions and other rules of interpretation defined, used or set out in the Agreement have the same meanings and application in this Guarantee.

1.02	References herein to the Agreement shall be construed as references to the Agreement as amended or supplemented from time to time.

1.03	The expressions the “Guarantor”, the “Vendor” and the “Purchaser” shall, where the context permits, include their respective successors, personal representatives and assigns.

1.04	All representations, warranties, undertakings, indemnities, covenants, agreements and obligations given or entered into by more than one person are given or entered into jointly and severally.

2.	GUARANTEE AND INDEMNITY

2.01	In consideration of the Purchaser agreeing at the request of the Guarantors (as evidenced by its execution hereof) to enter into the Agreement and to complete the purchase of the Business in accordance therewith, the Guarantors hereby unconditionally and irrevocably guarantee to the Purchaser the due and punctual performance and discharge by the Vendor of all obligations (whether present or future, actual or contingent) due, owing or incurred to the Purchaser by the Vendor under or pursuant to the Agreement including, without limiting the generality of the foregoing, the payment of all moneys that may at any time be or become due and payable to the Purchaser by the Vendor, whether by way of consideration, costs, expenses, losses, damages or as a consequence of any breach or non-fulfilment of any representation, warranty or undertaking or otherwise (all of which obligations are hereinafter called “the Vendor’s Obligations”) to the intent that should the Vendor fail duly and punctually to perform or discharge any of the Vendor’s Obligations the Guarantors shall forthwith upon demand perform and discharge or procure the performance and discharge of the Vendor’s Obligations.

2.02	In addition and without prejudice to the guarantee contained above, the Guarantors hereby unconditionally and irrevocably agree, as a primary obligation, to indemnify and hold the Purchaser harmless against all costs, expenses, losses, claims or damages suffered or incurred by the Purchaser as a result of any breach or non-fulfilment of any representation, warranty or undertaking, the failure by the Vendor to make any payment under the Agreement when due or as a result of any of the Vendor’s Obligations being or becoming void, voidable or unenforceable for any reason whatsoever (whether or not known to the Purchaser), the amount of such costs, expenses, losses, claims or damages being the amount which the Purchaser would have otherwise been entitled to recover from the Vendor together with all expenses which the Purchaser may incur in proceeding against the Vendor or the Guarantors.

3.	LIABILITY UNCONDITIONAL

The Guarantors shall be liable under this Guarantee as if it was a primary obligor and the liability of the Guarantor shall not be affected or discharged by:

(a)	the granting of time or any other indulgence to the Vendor or to any other person;

(b)	any amendment, variation, compounding, compromise or release of the Vendor’s Obligations;

(c)	the invalidity or unenforceability of any of the Vendor’s Obligations;

(d)	any waiver or exercise of, or omission to exercise, any rights against the Vendor or any other person or any failure to take, perfect or exercise any other security for the Vendor’s Obligations;

(e)	any other person being or becoming a guarantor of the Vendor’s Obligations or the Purchaser obtaining or exercising other security for the Vendor’s Obligations;

(f)	the liquidation, winding-up, or receivership of the Vendor;

(g)	any other act, matter, event or omission which but for this provision would or might operate to discharge, impair or otherwise affect the Guarantors’ liability hereunder.

The Guarantors waive any right available to it under any applicable law which is inconsistent with any provision of this Guarantee or which might otherwise require the Purchaser to proceed against the Vendor or any other person before making a demand on the Guarantors.

4.	CONTINUING GUARANTEE

This Guarantee shall be a continuing guarantee and shall remain in full force and effect until all of the Vendor’s Obligations have been duly performed and discharged notwithstanding the insolvency or liquidation or any incapacity or change in the constitution or status of the Vendor or other matter whatsoever. This Guarantee is in addition to and independent of, and shall not be affected by any dealing with, any other guarantee or other security now or at any time hereafter held by the Purchaser.

5.	ENFORCEMENT OF CLAIMS BY GUARANTORS

So long as any of the Vendor’s Obligations remain outstanding the Guarantors shall not exercise any right of subrogation or any other right of a surety or enforce any security or other right or claim against the Vendor or any other person whether in respect of its liability under this Guarantee or otherwise or claim in the insolvency, or liquidation of the Vendor in competition with the Purchaser.

6.	SUSPENSE ACCOUNT

The Purchaser may place and keep any moneys received by virtue of this Guarantee to the credit of a suspense account in order to preserve the rights of the Purchaser to sue or prove for the whole amount of its claims against the Vendor.

7.	SET-OFF AND DEDUCTIONS

All payments under this Guarantee shall be made in full without set-off or counterclaim or any restriction or condition and free and clear of any present or future taxes, duties, charges or other deductions or withholdings of any nature. If any deduction or withholding is required to be made from any such payment the Guarantors shall, together with such payment, pay to the Purchaser such additional amount as is necessary to ensure that the Purchaser receives the full amount due hereunder.

8.	DISCHARGE CONDITIONAL

Any settlement or discharge between the Purchaser and the Guarantors shall be conditional upon no security or payment to the Purchaser by the Vendor or any other person being rescinded, avoided, reduced or otherwise returned by virtue of any provision or enactment relating to bankruptcy, insolvency, reorganisation, liquidation or otherwise and the Purchaser shall be entitled to recover the value or amount of any such security or payment from the Guarantors subsequently as if such settlement or discharge had not occurred.

9.	REPRESENTATIONS, WARRANTIES AND UNDERTAKINGS

9.01	The Guarantors hereby represent, warrant and undertake to the Purchaser that:

(a)	each Guarantor has full power, authority and legal right to enter into this Guarantee and the execution and delivery of this Guarantee will not result in the breach or termination of any of the terms or conditions of or constitute a default under any agreement, commitment or other instrument to which any Guarantor is a party or violate any law or any rule or regulation of any administrative agency or governmental body or any order, writ, injunction or decree of any court, administrative agency or governmental body; and

(b)	the STC APA has completed in accordance with the terms thereunder.

9.02	The representations, warranties and undertakings set out in each sub-clause of Clause 9.01 shall be separate and independent and shall not be limited by reference to any other paragraph or anything in this Guarantee.

10.	WAIVER AND SEVERABILITY

No failure or delay by the Purchaser in exercising any right, power or remedy under this Guarantee shall operate as a waiver thereof, nor shall any single or partial exercise of the same preclude any further exercise thereof or the exercise of any other right, power or remedy. If at any time any provision of this Guarantee is or becomes illegal, invalid or unenforceable in any respect, the legality, validity and enforceability of the remaining provisions of this Guarantee shall not be affected or impaired thereby.

11.	MORE THAN ONE GUARANTOR

11.01	Where the Guarantor is more than one person, each such person agrees to be bound by this Guarantee notwithstanding that any other persons who were intended to sign or to be bound may not do so or be effectually bound and notwithstanding that this Guarantee may be determined or be or become invalid or unenforceable against any one or more of such persons. The Purchaser may release in whole or in part and in such manner as it thinks fit any one or more of such persons from this Guarantee and compound with or otherwise vary or agree to vary the liability of or grant time or indulgence to or make other arrangements with any one or more of the same without prejudicing or affecting the Purchaser’s rights and remedies against any other such person.

11.02	Where the Guarantor is more than one person, the agreements obligations and liabilities of the Guarantor herein contained or implied shall be joint and several.

12.	ASSIGNMENT

The Purchaser may assign its rights and benefits under this Guarantee.

13.	NOTICES

Each notice, demand or other communication given or made hereunder shall be in writing, in English, and delivered or sent to the relevant party at its address or facsimile number set out below (or such other address or facsimile number as the addressee has by five (5) days’ prior written notice specified to the other party):

to the Guarantors:

Name	:	Siow Teh Choy
Address	:	No 37, Jalan SP 6/7,
Taman Segar Perdana,
43200 Kuala Lumpur, Malaysia
Fax Number	:	+603 9274 1928
Attention	:	Bernard Siow

Name	:	Toh Guan Tong
Address	:	No 44, Lorong Ciku,
41100 Klang,
Selangor Darul Ehsan, Malaysia
Fax Number	:	+603 7781 4917
Attention	:	Derrick Toh

Name	:	Fung Chee Hong
Address	:	A-10-6, Casa Indah 1, 2A
Persiaran Surian,
Tropicana Indah Resort Homes,
47410 Petaling Jaya, Malaysia
Fax Number	:	+603-7877 9066
Attention	:	Edmund Fung

To the Purchaser:	Brightpoint International (Malaysia) Sdn Bhd
Level 21, Suite 21.01, The Gardens South Tower,
Mid Valley City, Lingkaran Syed Putra,
59200 Kuala Lumpur, Malaysia

	Fax Number:	+6(03)22822669
	Attention:	Board of Directors

With a copy to: Brightpoint, Inc.

	Address	:	7635 Interactive Way, Suite 200, Indianapolis, Indiana 46278, United States of America
	Fax No.	:	+1 (317) 707-2514
	Attention of	:	General Counsel

Any notice, demand or other communication so addressed to the relevant party shall be deemed to have been delivered (a) if given or made by letter, when actually delivered to the relevant address; and (b) if given or made by facsimile, when dispatched.

14.	COUNTERPARTS

14.01	This Guarantee may be executed in any number of counterparts and by the parties to it on separate counterparts and each such counterpart shall constitute an original of this Guarantee but all of which together constitute one and the same instrument. This Guarantee shall not be effective until each party has executed at least one counterpart.

15.	GOVERNING LAW AND JURISDICTION

15.01	This Guarantee shall be governed by and construed in accordance with the laws of Malaysia.

15.02	Any dispute arising out of or in connection with this Guarantee, including any question regarding its existence, validity or termination, shall be referred to and finally resolved by arbitration in Singapore in accordance with the Arbitration Rules of the Singapore International Arbitration Centre for the time being in force, which rules are deemed to be incorporated by reference in this Clause.

15.03	The tribunal shall consist of three (3) arbitrators, with one (1) arbitrator to be appointed by the Guarantors, one (1) arbitrator to be appointed by the Purchaser, and the third arbitrator shall be appointed by the other two arbitrators.

15.04	The language of the arbitration shall be English.

15.05	The arbitration fees and all costs relating to such arbitration (including the legal fees of the parties) shall be borne by the parties in such proportion as may be determined in the arbitral award. Any arbitration award shall be final and binding on the parties.

15.06	Any party may bring an action for injunctive relief or other similar mandatory or prohibitory relief in any court of competent jurisdiction, including without limitation, any proceedings for the detention, custody or preservation of any property, pending the results of the arbitration.

15.07	This Guarantee and the rights and obligations of the parties shall remain in full force and effect pending the award in any arbitration proceeding.

15.08	The Parties hereby submit to the non-exclusive jurisdiction of the courts of Malaysia for the purpose of enforcement of any arbitral award under this Clause 15.

SCHEDULE 1

THE GUARANTORS

Name	Company Number / NRIC Number	Registered Address / Residential Address	Business Address
Mesad Aktif Resources Sdn. Bhd.	693771-X	Suite B-01-06 Dataran 3 Two, No. 2 Jalan 19/1, Petaling Jaya, 46300 Selangor	Lot A7, No. 12E, Jalan Tandang, Section 51, 46050 Petaling Jaya, Selangor

Arista Xtreme Network Sdn. Bhd.	703573-K	1A, Blok P/E, Jalan Kaskas Empat, Taman Cheras, 56100 Kuala Lumpur, Wilayah Persekutuan	Plaza Kelana Jaya, Block A-09-03, Jalan SS7/13A, 47301 Petaling Jaya, Selangor Darul Ehsan

Name	Company Number / NRIC Number	Registered Address / Residential Address	Business Address
Platnium Waves Sdn. Bhd.	650478-H	Suite B-01-06, Dataran 3 Two, No. 2 Jalan 19/1, 46300 Petaling Jaya, Selangor	No 13, Jalan Perdana 10/10, Pandan Perdana, 55300 Kuala Lumpur, Wilayah Persekutuan

Leading Mobile Sdn. Bhd.	732664-T	No. 10 Lot 3107, Hakka Avenue Estate, 5 1/2 Mile Jalan Penrissen, 93250 Kuching, Sarawak	Lot 1-9-E6, 9th Floor, CPS Tower, Centre Point, Sabah

ST Connection Sdn. Bhd.	761446-A	Suite B-01-06, Dataran 3 Two, No.2 Jalan 19/1, 46300 Petaling Jaya, Selangor	No. 3 – 2, Jalan PJU 8/5D, Bandar Damansara Perdana, 47820, Petaling Jaya, Selangor

Genmatic Resources Sdn. Bhd.	810344-T	1A, Block P/E, Jalan Kaskas Empat, Taman Cheras, 56100 Kuala Lumpur, Wilayah Persekutuan	Unit No. 5-2, Block D2, Jalan PJU 1/39, Dataran Prima, 47301 Petaling Jaya, Selangor

De’ Mobile-K Sdn. Bhd.	717730-T	Suite B-01-06, Dataran 3 Two, No.2 Jalan 19/1, 46300 Petaling Jaya, Selangor	Lot No. 26GM, First Floor, Jalan Perdana 4/3, Pandan Perdana, 53300 Kuala Lumpur

Phoneworx Sdn. Bhd.	687993-D	15 Jalan Bidalan U2/12, Taman TTDI Jaya, Shah Alam, 40150 Selangor	No. 19-1 (PT705), PJS8/18, Dataran Mentari, Bandar Sunway, 46150 Petaling Jaya, Selangor Darul Ehsan

Siow Teh Choy (Bernard)			No 13, Jalan Perdana 10/10, Pandan Perdana, 55300 Kuala Lumpur, Wilayah Persekutuan

Toh Guan Tong (Derrick)			Lot A7, No. 12E, Jalan Tandang, Section 51, 46050 Petaling Jaya, Selangor

Name	Company Number / NRIC Number	Registered Address / Residential Address	Business Address
Fung Chee Hong (Edmund)			Plaza Kelana Jaya, A-09-03, Jalan SS 7/13A, 47301 Petaling, Selangor Darul Ehsan

IN WITNESS WHEREOF this Deed has been executed on the day and year first above written.

THE COMMON SEAL of	)
Mesad Aktif Resources Sdn. Bhd.	)
was hereunto affixed by	)
authority of the Board of Directors	)
in the presence of:	)

THE COMMON SEAL of	)
Arista Xtreme Network Sdn. Bhd.	)
was hereunto affixed by	)
authority of the Board of Directors	)
in the presence of:	)

THE COMMON SEAL of	)
Platinum Waves Sdn. Bhd.	)
was hereunto affixed by	)
authority of the Board of Directors	)
in the presence of:	)

THE COMMON SEAL of	)
Leading Mobile Sdn. Bhd.	)
was hereunto affixed by	)
authority of the Board of Directors	)
in the presence of:	)

THE COMMON SEAL of	)
ST Connection Sdn. Bhd.	)
was hereunto affixed by	)
authority of the Board of Directors	)
in the presence of:	)

THE COMMON SEAL of	)
Genmatic Resources Sdn. Bhd.	)
was hereunto affixed by	)
authority of the Board of Directors	)
in the presence of:	)

THE COMMON SEAL of	)
De’ Mobile-K Sdn. Bhd.	)
was hereunto affixed by	)
authority of the Board of Directors	)
in the presence of:	)

THE COMMON SEAL of	)
Phoneworx Sdn. Bhd.	)
was hereunto affixed by	)
authority of the Board of Directors	)
in the presence of:	)

SIGNED, SEALED AND DELIVERED	)
by Siow Teh Choy	)
in the presence of:	)

SIGNED, SEALED AND DELIVERED	)
by Toh Guan Tong	)
in the presence of:	)

SIGNED, SEALED AND DELIVERED	)
by Fung Chee Hong	)
in the presence of:	)

THE COMMON SEAL of	)
Brightpoint International	)
(Malaysia) Sdn Bhd.	)
(formerly known as Prize Effort Sdn. Bhd.))
was hereunto affixed by	)
authority of the Board of Directors	)
in the presence of:	)

Schedule 6

REPRESENTATIONS, WARRANTIES AND UNDERTAKINGS

The Accounts

l.	The Accounts have been prepared in accordance with the requirements of all relevant statutes and with good and generally accepted Malaysian accountancy principles and practice consistently applied and are accurate in all respects and show a true and fair view of the state of affairs of the Relevant Companies and of their results and profits for the financial period ending on the Accounting Date and:

(a)	depreciation of the fixed assets of the Relevant Companies have been made at a rate sufficient to write down the value of such assets to nil not later than the end of their useful working lives;

(b)	slow moving stock has been written down appropriately and unrecoverable work-in-progress and redundant and obsolete stock has been wholly written off and the value attributed to the remaining stock did not exceed the lower of cost or net realisable value at the Accounting Date on a going concern basis;

(c)	the stock-in-trade of the Relevant Companies has/have been valued on a basis in all material respects consistent with that adopted for the purpose of the audited accounts of the Relevant Companies in respect of the beginning and end of each of the three (3) preceding accounting periods;

(d)	the Accounts disclose and make full provision or reserve for all actual liabilities;

(e)	the Accounts disclose and make proper provision or reserve for or note all contingent liabilities, capital or burdensome commitments and deferred taxation;

(f)	the bases and policies of accounting of the Relevant Companies (including depreciation) adopted for the purpose of preparing the Accounts are the same as those adopted for the purpose of preparing the audited accounts of the Relevant Companies for each of the three (3) preceding accounting periods;

(g)	the profits and losses of the Relevant Companies shown by the Accounts and for the three (3) preceding accounting periods have not in any material respect been affected by any unusual or exceptional item or by any other matter which has rendered such profits or losses unusually high or low; and

(h)	the book debts shown in the Accounts have realised or will in aggregate realise the nominal amount thereof less any reserve for bad or doubtful debts included in the Accounts and none of the amounts shown in the Accounts in respect of debtors is represented by debts which were then more than three (3) months overdue for payment and none of the same has been released or settled for an amount less than that shown in the Accounts.

Taxation

2.

The Accounts contain full provision for all taxation in relation to the Business including deferred or provisional taxation liable to be assessed on the Relevant Companies for the accounting period ended on the Accounting Date or for any subsequent period (on the basis of the rates of tax and taxation statutes in force at the Accounting Date) in respect of any transaction, event or omission occurring or any income or profits or gains earned, accrued or received by the Vendor or the Relevant Companies (as the case may be) on or prior to the Accounting Date or for which the Vendor or the Relevant Companies (as the case may be) is accountable up to such date and all contingent liabilities for taxation have been provided for or disclosed in the Accounts.

3.	Since the Accounting Date no further liability or contingent liability for taxation in relation to the Business has arisen otherwise than as a result of trading activities in the ordinary course of its business.

4.	All returns of the Relevant Companies and the Vendor made for taxation purposes were when made and remain correct and on a proper basis and all other information supplied to the Inland Revenue Board or other fiscal authority for such purpose was when supplied and remains correct and on a proper basis and such returns include all returns and information which the Relevant Companies and the Vendor ought to have made or given and are not subject to any dispute with the Inland Revenue Board or any other relevant fiscal authority at the date hereof and there is no fact or matter which might result in any such dispute or any liability for taxation (present or future) not provided for in its audited accounts.

5.	All returns and information made or given by the Relevant Companies and the Vendor to any relevant authorities in connection with the import or export of any products in relation to the Business are correct and the Relevant Companies and the Vendor have complied with all legislation relating to the import and export of products and to all customs and excise matters.

6.	The Relevant Companies and the Vendor have paid all taxation in relation to the Business for which it is liable to account to the Inland Revenue Board or other fiscal authority on the due date for payment thereof and is under no liability to pay any penalty or interest in connection therewith and without prejudice to the generality of the foregoing the Relevant Companies and the Vendor have made all deductions and withholdings in respect or on account of taxation which it is required or entitled by any relevant legislation to make from any payments made by it and where appropriate the Relevant Companies and the Vendor have accounted in full to the relevant fiscal authority for any taxation so deducted or withheld.

Corporate Matters

7.	Each of the Vendor and the Relevant Companies has been duly incorporated and is validly existing under the laws of Malaysia and has full power, authority and legal right to own its assets and carry on its business and is not in receivership or liquidation, it has taken no steps to enter liquidation and no petition has been presented for winding up by the Vendor or the Relevant Companies and there are no grounds on which a petition or application could be based for the winding up or appointment of a receiver of the Vendor or the Relevant Companies.

8.	The copies of the Memorandum and Articles of Association of each of the Vendor and the Relevant Companies that have been produced to the Purchaser are accurate and complete in all respects and have attached to them copies of all resolutions and agreements which are required to be so attached. Each of the Vendor and the Relevant Companies has complied with its Memorandum and Articles of Association in all respects and none of the activities, agreements, commitments or rights of the Vendor is ultra vires or unauthorised.

The Business

9.	Upon the completion of the STC APA, the Vendor will be the sole legal and beneficial owner of and has a good and marketable title to the Business free and clear of any Encumbrance or other third party rights whatsoever.

10.	There are no options or other agreements outstanding which provide for the sale or transfer to any person of or the right to require the creation of any Encumbrance over the Business or any part thereof.

Trading and General Commercial Matters

11.	Prior to the completion of the STC APA, the Relevant Companies have good and marketable title to the Stock-in-Trade free from any Encumbrances or other third party rights and the Stock-in-Trade is in good condition and of normal merchantable quality and capable of being sold by the Vendor in the ordinary course of business to a purchaser in accordance with its list prices without rebate or allowance. Upon the completion of the STC APA, the Vendor will have good and marketable title to the Stock-in-Trade free from any Encumbrances or other third party rights and the Stock-in-Trade is in good condition and of normal merchantable quality and capable of being sold by the Vendor in the ordinary course of business to a purchaser in accordance with its list prices without rebate or allowance. The level of stocks of finished products at the date hereof is not materially different from levels in previous stock inventories of the Relevant Companies.

12.	Upon the completion of the STC APA, the Fixed Assets will be the sole and absolute property of and held by the Vendor free from any Encumbrances, hire or hire purchase agreements, credit sale agreements or agreements for payment on deferred terms or bills of sale and the Vendor has good and marketable title thereto and all such assets shall be in the possession or under the control of the Vendor. Neither the construction, positioning nor use of any of the Fixed Assets, nor the Fixed Assets themselves, contravene any relevant provision of any legislation, regulation or other requirement having the force of law, and all Fixed Assets are in good repair and capable of being used for the purposes for which they were designed, acquired or used by the Vendor and have throughout their period of ownership by the Vendor and the Relevant Companies been maintained and serviced in accordance with their manufacturers’ recommendations.

13.	Neither the Vendor nor the Relevant Companies in relation to the Business is a party to:

(a)	any contract which involves or is likely to involve obligations, restrictions or expenditure of an unusual or onerous nature or which, in accordance with its terms, cannot or will not be fulfilled or performed within three (3) months from the date of such contract;

(b)	any contract materially or adversely affecting the Business;

(c)	any contract not made in the ordinary course of business;

(d)	any contract for the purchase of materials, supplies or equipment which are in excess of the requirements of the Business for its normal operating purposes or require expenditure in excess of Ringgit Malaysia Ten Thousand (RM10,000.00) only

(e)	any sales agency, distribution, marketing, purchasing or licensing agreements;

(f)	any joint venture, agency or partnership arrangement or agreement or similar arrangement or agreement;

(g)	any contract for services (other than contracts for the supply of normal office services); or

(h)	any agreement in relation to the Business in which any of the directors of the Vendor or the Relevant Companies is interested (directly or indirectly).

14.	There have been no unusual purchases of Stock-in-Trade that are outside normal buying patterns in the three (3) month period prior to the date hereof either by the Vendor or the Relevant Companies, and all purchases of Stock-in-Trade are in line with the needs of the business based on the trading history of the Relevant Companies in the twelve (12) month period prior to the date hereof. No unusual trade discounts or other special terms have been incorporated into any contract entered into by the Vendor or the Relevant Companies and the copy of the standard terms and conditions of sale of the Relevant Companies provided to the Purchaser is complete and accurate. Without limiting the foregoing, there are no pending or unfulfilled purchase orders from the Vendor or any of the Relevant Companies with any suppliers of the Stock-in-Trade which have not been disclosed in writing to the Purchaser in the Disclosure Letter.

15.	There are no contracts or obligations, agreements or arrangements to which the Vendor or the Relevant Companies is a party or by which the Vendor or the Relevant Companies is bound which are void, illegal, unenforceable, registrable or notifiable under or contravening any laws or regulations.

16.	There are no agreements concerning the Business which can be terminated or which has been terminated or under which the rights of any person are liable to be materially adversely affected as a result of a change in ownership or control of the Business.

17.	There are no circumstances whereby following a change in the ownership or control of the Business the principal customers of or suppliers to the Vendor or the Relevant Companies in connection with the Business would cease to remain customers or suppliers to the same extent and of the same nature as prior to the date hereof.

18.	No goods delivered by the Vendor or the Relevant Companies prior to the date hereof have been defective or in any way failed to comply with the terms of sale thereof or with the requirements of law and no services provided by the Vendor or the Relevant Companies prior to the date hereof have been provided in a negligent manner or in any other manner which would entitle the recipient of such services to claim damages against the Vendor or the Relevant Companies.

19.	Neither the Vendor nor the Relevant Companies has any liabilities in connection with the Business except liabilities arising in the ordinary course of business under purchase orders, Supplier Contracts, Customer Contracts, or other liabilities not required by generally accepted accounting principles to be referred to in the Accounts and neither the Vendor nor the Relevant Companies is not owed any moneys in connection with the Business other than trade debts and cash at bank.

20.	All amounts received by the Vendor or the Relevant Companies in connection with the Business appear in the appropriate accounting books.

21.	There are no loans, guarantees, pledges, mortgages, charges, liens, debentures, Encumbrances or unusual liabilities given, made or incurred by or on behalf of the Vendor or the Relevant Companies in relation to the Business and no director of the Vendor or the Relevant Companies or other person has given any guarantee of or security for any financial or other obligation of the Vendor or the Relevant Companies in relation to the Business.

22.	Neither the Vendor nor the Relevant Companies is in default under any provision of any contract or agreement relating to the Business to which it is a party or by which it is bound and no event has occurred which constitutes a default, or with the giving of notice or the passage of time or otherwise, would constitute such default and no party with whom the Vendor or the Relevant Companies has entered into any agreement is in default thereunder.

23.	The books and records of the Vendor and the Relevant Companies accurately present and reflect in accordance with generally accepted accounting principles and standards within Malaysia and all instruments entered into in relation to the Business and all documents which are subject to stamp or similar duty have been duly stamped.

24.	The Vendor is not the subject of any official investigation or inquiry and there are no facts which are likely to give rise to any such investigation or inquiry.

25.	Neither the Vendor, the Relevant Companies nor any of its officers or employees, has committed any criminal offence or any tort or any breach of the requirements or conditions of any statute, treaty, regulation, bye-law or other obligation relating to the carrying on of the Business and without prejudice to the generality of the foregoing the Vendor and the Relevant Companies have obtained all licences and consents necessary for the carrying on of the Business, and all such licences and consents are valid and subsisting and there is no reason why any of them should be suspended, cancelled or revoked.

26.	Without prejudice to the generality of paragraph 25, the Business has been conducted at all times in compliance with all applicable law and regulations of Malaysia.

27.	Neither the Vendor nor the Relevant Companies have given powers of attorney and no other authority express, implied or ostensible which is still outstanding or effective to any person to enter into any contract or commitment to do anything on its behalf in relation to the Business other than the authority of employees to enter into routine trading contracts in the normal course of their duties.

The Tenancy Agreements

28.	All leases and tenancies and all agreements for leases and tenancies and all options for renewal of leases and tenancies granted to the Vendor and the Relevant Companies are disclosed in Part I of Schedule 1 and are on terms negotiated or (in the case of options) to be negotiated at arm’s length as between a willing landlord and a willing tenant at the full market rent (as at the time of the grant of the lease or tenancy or agreement for lease or tenancy or the option for ‘renewal as the case may be).

29.	True and complete copies of all leases, tenancies, agreements for leases and tenancies and options for renewal of leases and tenancies in existence at the date hereof have been supplied to the Purchaser and full and accurate details of the terms of all oral leases or tenancies or leases or tenancies by conduct (if any) in existence at the date hereof have been disclosed to the Purchaser.

30.	There are no covenants, restrictions, burdens, stipulations, conditions, terms or outgoings within the Tenancy Agreements which are of an unusual or onerous nature or which affect the use or intended use of the properties.

31.	All covenants, restrictions, stipulations, conditions and other terms in the Tenancy Agreements have been observed and performed and there are no circumstances which would entitle any landlord or other person to exercise any powers of entry and taking possession or which would otherwise restrict or terminate the continued possession or occupation of any of the properties.

32.	The Vendor knows of no reason why the Tenancy Agreements should not be renewed on their expiry or a fresh tenancy granted on terms materially no less favourable to the Purchaser (save as regards reasonable commercial increases in rent).

Confidential Information

33.	Neither the Vendor nor the Relevant Companies uses any processes or products and is not engaged in any activities which involve the misuse of any know-how, lists of customers or suppliers, trade secrets, technical processes or other confidential information belonging to any third party.

34.	Upon completion of the STC APA, the Vendor shall be the absolute owner of the Know-How and Confidential Information and there has been no actual or alleged misuse by any person of any of the Know-How and Confidential Information. Neither the Vendor nor the Relevant Companies has disclosed to any person any of the Know-How and Confidential Information except where such disclosure was properly made in the normal course of the Vendor’s or the Relevant Companies’ business and was made subject to an agreement under which the recipient is obliged to maintain the confidentiality of the same and is restrained from further disclosing it or using it other than for the purposes for which it was disclosed by the Vendor or the Relevant Companies.

Intellectual Property Rights

35.	The Vendor is the sole unencumbered legal and beneficial owner, capable of transferring with full title, guarantee, and, where registered, the sole registered proprietor, of all the Intellectual Property Rights.

36.	None of the Intellectual Property Rights have been wrongfully or unlawfully acquired by the Vendor. No claim under any warranty contained in such documentation has been made or intimated nor are there any grounds on which any such claim could be made.

37.	Neither the validity or subsistence of the Intellectual Property Rights, nor the Vendor’s right, title and interest in the same, is or was the subject of any current, pending or threatened challenge, claim or proceedings, including for opposition, cancellation, revocation or rectification, and there are no facts or matters which might give rise to any such challenge, claim or proceedings.

38.	The Vendor has taken all steps open to it to protect and preserve the Intellectual Property Rights.

39.	Neither the Vendor nor any of the Relevant Companies have registered or applied to register any registrable Intellectual Property Rights (which continues to be a valid application) anywhere in the world.

40.	Neither the Vendor nor any of the Relevant Companies have entered into any agreement, arrangement or understanding (whether legally enforceable or not) for the licensing, or otherwise permitting the use or exploitation, of the Intellectual Property Rights or which prevents, restricts or otherwise inhibits the Vendor’s freedom to use and exploit the Intellectual Property Rights. There is no current or threatened breach of any such agreement, arrangement or understanding by any of the other contracting parties thereto.

41.	None of the Intellectual Property Rights have at any time been infringed or used without authorisation by any third party, and no such infringement or unauthorised use has been threatened.

42.	The carrying on of the Business does not require any licences or consents from, or the making of royalty or similar payments to, any third party and the Vendor is not engaged in any activities which infringe any intellectual property belonging to any third party. No moral rights have been asserted or are capable of being asserted which could materially affect the use or value of any of the Intellectual Property Rights.

43.	The Vendor undertakes to do all acts and execute all documents, papers, forms and authorisations and depose to or swear all declarations or oaths which the Purchaser may reasonably require to secure, complete or absolutely vest full right, title and interest in the Intellectual Property Rights in favour of the Purchaser. Specifically, in relation to the Trade Marks, the Vendor undertakes to, at the Purchaser’s request, furnish all necessary evidence of use of the Trade Marks commencing from the date of first use by the Vendor and/or the Relevant Companies and execute all documents, papers, forms and authorisations and depose to or swear all declarations or oaths which the Purchaser may reasonably require to secure registrations for the Trade Marks and/or to enforce or defend the Purchaser’s right, title and interest in the Trade Marks anywhere in the world.

Business Names

44.	Neither the Vendor nor the Relevant Companies carries on business under any name other than its own.

Insurance

45.	All the Business Assets of an insurable nature have at all times been and are insured in amounts to the full replacement value thereof against such risks as are in accordance with good commercial practice normally insured against and the Vendor and the Relevant Companies have at all times been adequately covered against accident, third party, public liability, product liability and other risks normally covered by insurance and nothing has been done or omitted to be done by or on behalf of the Vendor or the Relevant Companies which would make any policy of insurance void or voidable or enable the insurers to avoid the same and there is no claim outstanding under any such policy and there are no circumstances likely to give rise to such a claim or result in an increased rate of premium on their next renewal.

46.	All information furnished in obtaining or renewing the insurance policies of the Vendor or the Relevant Companies was correct, full and accurate when given and any change in that information required to be given was correctly given. Neither the Vendor nor the Relevant Companies is in default under any of these policies.

47.	Neither the Vendor nor the Relevant Companies has suffered any uninsured extraordinary or unusual losses nor waived any rights of material or substantial value nor allowed any insurances to lapse.

Litigation

48.	Neither the Vendor nor the Relevant Companies is involved whether as plaintiff or defendant or otherwise in any civil, criminal or arbitration proceedings in relation to the Business or in any proceedings before any tribunal and no such proceedings are threatened or pending.

49.	There are no facts or circumstances which are likely to result in any such proceedings being brought by or against the Vendor or the Relevant Companies or against any person for whose acts or defaults the Vendor or the Relevant Companies may be vicariously liable.

50.	In particular but without prejudice to the generality of the foregoing there are no disputes between the Vendor or the Relevant Companies (on the one hand) and its customers, suppliers or employees (on the other hand) in relation to defective or unsafe goods, plant or work or any loss, damage or personal injury resulting therefrom.

51.	There is no unsatisfied judgment, court order or tribunal or arbitral award outstanding against the Vendor or the Relevant Companies and no distress, execution or process has been levied on any part of the Business.

Employment Matters

52.	The details of the Employees set out in Schedule 4 are true, complete and accurate in all respects and all such Employees are employed by the Relevant Companies prior to the completion of the STC APA and shall be employed by the Vendor upon completion of the STC APA. There are no other employees employed in the Business.

53.	There is no past, existing, threatened or pending dispute involving the Vendor or the Relevant Companies and any group or category of its employees and there is no arrangement between the Vendor or the Relevant Companies and any trade union or organisation representing any such employees.

54.	No circumstances have arisen under which the Vendor or the Relevant Companies is required to pay, or is likely to be required to pay, damages in relation to the dismissal of or to reinstate or re-engage any former employee.

55.	True and complete copies of all employment, service or other agreements or contracts between the Vendor or the Relevant Companies (on the one hand) and the Employees (on the other hand) in existence at the date hereof have been supplied to the Purchaser and full and accurate details of all oral agreements or agreements by conduct (if any) between the Vendor or the Relevant Companies (on the one hand) and the Employees (on the other hand) in existence at the date hereof have been disclosed to the Purchaser and there have been no variations in any of the terms of employment set out therein.

56.	There are no existing employment, service or other agreements or contracts between the Vendor or the Relevant Companies (on the one hand) and the Employees (on the other hand) which cannot be fairly and properly terminated by one (1) calendar months’ notice or less without giving rise to any claim for damages or compensation and neither the Vendor nor the Relevant Companies has any scheme or arrangement for the payment of bonuses to the Employees and the Vendor and the Relevant Companies have complied with all its obligations under all ordinances and regulations, codes, orders, awards and agreements in connection with the Employees.

57.	There is no share option or share incentive or similar schemes for any Employees.

Retirement Scheme

58.	There are no pension, provident, superannuation or retirement benefit funds, schemes or arrangements under which the Vendor or the Relevant Companies is obliged, either morally or contractually, to provide to any of the Employees or former employees or any spouse or other dependant of any of the same retirement benefits of any kind (which expression shall include benefits payable upon retirement, leaving service, death, disablement and any other benefits which are commonly provided for under provident or retirement schemes).

Matters since the Accounting Date

59.	Since the Accounting Date:

(a)	there has been no interruption or alteration in the nature, scope or manner of the Business which has been carried on lawfully and in the ordinary and usual course of business so as to maintain it as a going concern;

(b)	there has been no material adverse change in the customer or supplier relations of the Business or in the financial condition or the position, prospects, assets or liabilities of the Business as compared with the position disclosed by the Accounts and there has been no damage, destruction or loss (whether or not covered by insurance) affecting the Business;

(c)	the Vendor and the Relevant Companies have continued to pay its creditors in the ordinary course of business;

(d)	except in the ordinary course of business no tender, quotation or offer issued by the Vendor or the Relevant Companies and still outstanding is or will be capable of giving rise to a contract merely by an order, acceptance or other action by another party;

(e)	neither the Vendor nor the Relevant Companies has acquired, sold, transferred or otherwise disposed of any assets of whatsoever nature or cancelled or waived or released or discounted in whole or in part any debts or claims, except in each case in the ordinary course of business;

(f)	neither the Vendor nor the Relevant Companies has waived or released any rights of a material or substantial value howsoever arising;

(g)	neither the Vendor nor the Relevant Companies has incurred any capital expenditure or made any capital commitment of an amount in excess of Ringgit Malaysia Five Hundred Thousand (RM500,000.00) or disposed of any fixed assets having a value of more than Ringgit Malaysia Two Million (RM2,000,000.00) in aggregate;

(h)	neither the Vendor nor the Relevant Companies has hired or dismissed any employee earning an annual rate of remuneration, including fringe benefits, in excess of Ringgit Malaysia Ten Thousand (RM10,000.00);

(i)	no sum or benefit has been paid, applied or voted to any Employee by way of remuneration, bonus, incentive or otherwise in excess of the amounts paid or distributed to him by the Vendor or the Relevant Companies at the Accounting Date so as to increase his total remuneration and no new employment or service agreements have been made or entered into by the Vendor since the Accounting Date and neither the Vendor nor the Relevant Companies is under any contractual or other obligation in respect thereof;

(j)	no resolutions have been passed by the Vendor or the Relevant Companies and nothing has been done in the conduct or management of the affairs of the Vendor which would be likely materially to reduce the value of the Business;

(k)	neither the Vendor nor the Relevant Companies has made any purchase or sale or introduced any method of management or operation in respect of the Business except in a manner consistent with proper prior practice;

(l)	neither the Vendor nor the Relevant Companies incurred or become subject to any liability or obligation (absolute or contingent) except current liabilities and obligations incurred under contracts entered into in the ordinary course of business; and

(m)	neither the Vendor nor the Relevant Companies discharged or satisfied any lien or Encumbrance or any other obligation or liability (absolute or contingent) other than liabilities disclosed in the Accounts as at the Accounting Date and current liabilities incurred since the Accounting Date in the ordinary course of business.

Accuracy of Information provided

60.	All information contained in this Agreement (including the recitals) is true and accurate.

61.	All information given to the Purchaser and its professional advisers by the Vendor, the Relevant Companies, its officers and employees and the Vendor’s professional advisers during the negotiations prior to this Agreement was when given, and is at the date hereof, true and accurate and there is no fact, matter or circumstance which has not been disclosed in writing to the Purchaser or its professional advisers which renders any such information untrue, inaccurate or misleading or which might reasonably affect the willingness of the Purchaser to proceed with the purchase of the Business on the terms of this Agreement.

62.	All information contained in the Disclosure Letter is true, accurate and complete in all respects and there is no fact, matter or circumstance which has not been disclosed in the Disclosure Letter which renders any such information untrue, inaccurate or misleading, and there is no fact or matter concerning the Vendor or the Business which has not on the basis of the utmost good faith been disclosed in the Disclosure Letter which might reasonably affect the willingness of the Purchaser to proceed with the purchase of the Business on the terms of this Agreement.

General

63.	The Vendor has full power, authority and legal right to enter into this Agreement and the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby will not result in the breach or cancellation or termination of any of the terms or conditions of or constitute a default under any agreement, commitment or other instrument to which the Vendor or the Relevant Companies is a party or by which the Vendor or the Relevant Companies or the Business Assets may be bound or affected or violate any law or any rule or regulation of any administrative agency or governmental body or any order, writ, injunction or decree of any court, administrative agency or governmental body affecting the Vendor or the Business.

64.	Each of the Relevant Companies and the Vendor has full power, authority and legal right to enter into the STC APA and the execution and delivery of the STC APA and the consummation of the transactions contemplated thereby will not result in the breach or cancellation or termination of any of the terms or conditions of or constitute a default under any agreement, commitment or other instrument to which the Vendor or the Relevant Companies is a party or by which the Vendor or the Relevant Companies or the Business Assets may be bound or affected or violate any law or any rule or regulation of any administrative agency or governmental body or any order, writ, injunction or decree of any court, administrative agency or governmental body affecting the Vendor, the Relevant Companies or the Business.

Schedule 7

FORM OF SHAREHOLDERS’ AGREEMENT

SCHEDULE 8

EARN-OUT

PART A. DEFINITIONS

For the purposes of this Schedule 8, and unless the context requires otherwise:

1.	“Certificate” means the certificate to be issued by the Purchaser to the Vendor in accordance with paragraph 2 of Part C;

2.	“Consolidated Net Profit Before Tax” means the consolidated net profit before tax before extraordinary items of the Group Business or the Old Business (as the case may be) for the relevant Operational Year as shown by the Operational Closing Accounts;

3.	“Earn-Out Sum” means the aggregate of Earn-Out Year 1 Sum, Earn-Out Year 2 Sum and Earn-Out Year 3 Sum, which shall be up to the Maximum Earn-Out Sum;

4.	“Earn-Out Year 1 Sum” means RM8,100,000;

5.	“Earn-Out Year 2 Sum” means the earn-out sum that would be payable to the Vendor based on the performance of the Group Business during the Second Operational Year;

6.	“Earn-Out Year 3 Sum” means the earn-out sum that would be payable to the Vendor based on the performance of the Group Business during the Third Operational Year;

7.	“Earn-Out Year 4 Sum” has the meaning set out in Part B and applying with respect to Earn-Out Model 1 or Earn-Out Model 2, as the case may be;

8.	“Earn-Out Year 5 Sum” has the meaning set out in Part B and applying with respect to Earn-Out Model 1 or Earn-Out Model 2, as the case may be;

9.	“Fifth Operational Year” means the twelve (12) month period commencing from the expiry of the Fourth Operational Year;

10.	“First Operational Year” means the twelve (12) month period commencing from the Effective Date;

11.	“Fourth Operational Year” means the twelve (12) month period commencing from the expiry of the Third Operational Year;

12.	“Group Business” means the businesses carried on by the Purchaser (which shall include the Old Business) and its Relevant Subsidiary;

13.	“Joint Statement” shall bear the meaning ascribed to the term in paragraph 7 of Part C;

14.	“Independent Accountant” shall bear the meaning ascribed to the term in paragraph 8 of Part C;

15.	“Maximum Earn-Out Sum” has the meaning set out in Part B and applying with respect to Earn-Out Model 1 or Earn-Out Model 2, as the case may be;

16.	“Objection Notice” shall bear the meaning ascribed to the term in paragraph 4 of Part C;

17.	“Old Business” means the business that is transferred or sold by the Vendor to the Purchaser pursuant to this Agreement, and shall exclude any business generated from products that manufactured by or on behalf of, and/or services provided to, Research In Motion Limited, HTC Corporation or any of their respective Related Corporations whether prior to or after the Effective Date;

18.	“Operational Closing Accounts” means the audited consolidated balance sheet of the Purchaser and its Relevant Subsidiary made up as at the close of business on the last day of the relevant Operational Year and the audited consolidated profit and loss of the Purchaser and its Relevant Subsidiary for the period relating to the relevant Operational Year, to be prepared and agreed or determined in accordance with the provisions of Part C;

19.	“Operational Year” means any of the First Operational Year, Second Operational Year, Third Operational Year, Fourth Operational Year or Fifth Operational Year (as the case may be);

20.	“Relevant Subsidiary” means the nominated, wholly owned subsidiary of the Purchaser engaged in the distribution of Samsung mobile phones and accessories in Malaysia;

21.	“Second Operational Year” means the twelve (12) month period commencing from the expiry of the First Operational Year;

22.	“Shortfall” means the shortfall amount arising when the losses suffered by the Purchaser as a result of a breach of any representation, warranty or undertakings, covenants or restrictions under the Agreement (which amount is assessed by the Purchaser in the manner set out in paragraph 9 of Part B), is more than Earn-Out Year 1 Sum, Earn-Out Year 2 Sum, Earn-Out Year 3 Sum, Earn-Out Year 4 Sum or Earn-Out Year 5 Sum (as the case may be) for each corresponding Operational Year;

23.	“Third Operational Year” means the twelve (12) month period commencing from the expiry of the Second Operational Year;

24.	“Year-4 Maximum” has the meaning set out in Part B and applying with respect to Earn-Out Model 1 or Earn-Out Model 2, as the case may be; and

25.	“Year-5 Maximum” has the meaning set out in Part B and applying with respect to Earn-Out Model 1 or Earn-Out Model 2, as the case may be.

PART B. EARN-OUT

The Purchaser shall pay the Earn-Out Sum to the Vendor upon the terms and subject to the conditions set out in this Schedule 8. The following Earn-Out Model 1 or Earn-Out Model 2 apply alternatively depending upon whether or not the Purchaser has entered into any of the agreements referred to in Clause 5.05(a) of the Agreement and otherwise satisfied the requirements set out in Clause 5.05(a) of the Agreement (“New Logistics Agreement”), as follows:

(i)	where the Purchaser has entered into a New Logistics Agreement in accordance with Clause 5.05(a) of the Agreement then Earn-Out Model 1 applies; and

(ii)	where the Purchaser has not entered into a New Logistics Agreement in accordance with Clause 5.05(a) of the Agreement then the Vendor may elect whether it wishes Earn-Out Model 1 or Earn-Out Model 2 to apply, provided that:

a.	the Vendor must notify the Purchaser in writing of its election on or before 31 October 2012; and

b.	in the event that the Vendor fails to provide any such notice of its election on or before 31 October 2012, then Earn-Out Model 2 shall be deemed to apply.

EARN-OUT MODEL 1

1.	For the purposes of Earn-Out Model 1, and unless the context requires otherwise:

1.1	“Maximum Earn-Out Sum” means Ringgit Malaysia Thirty Five Million and One Hundred Thousand (RM35,100,000), subject to adjustment in accordance with paragraphs 9 and 10 of this Part B;

1.2	“Earn-Out Year 4 Sum” means the earn-out that would be payable to the Vendor based on the provisions of paragraph 3 of this Part B;

1.3	“Earn-Out Year 5 Sum” means the earn-out that would be payable to the Vendor based on the provisions of paragraph 4 of this Part B;

1.4	“Year-4 Maximum” means the amount determined by taking RM27,000,000 less the aggregate of Earn-Out Year 2 Sum and Earn-Out Year 3 Sum; and

1.5	“Year-5 Maximum” means the amount determined by taking RM27,000,000 less the aggregate of Earn-Out Year 2 Sum, Earn-Out Year 3 Sum and Earn-Out Year 4 Sum.

2.	Subject to the provisions of 9 and 10 of this Part B, the Earn-Out Sum is payable upon the Group Business achieving on a consolidated basis:

2.1	during the First Operational Year, if the Consolidated Net Profit Before Tax for the Group Business is RM22,500,000 or more, in which event Earn-Out Year 1 Sum shall be payable to the Vendor;

2.2	during the Second Operational Year:

(a)	if the Consolidated Net Profit Before Tax for the Group Business ranges between RM22,500,000 and RM31,790,000, in which event Earn-Out Year 2 Sum shall be determined as follows:

Actual NPBT – RM22,500,000	X	RM10,800,000
RM9,290,000

where “Actual NPBT” means the Consolidated Net Profit Before Tax for the Group Business during the Second Operational Year; or

(b)	if the Consolidated Net Profit Before Tax for the Group Business is equal to or more than RM31,790,000, in which event the Earn-Out Year 2 Sum shall be RM10,800,000; and

2.3	during the Third Operational Year:

(a)	if the Consolidated Net Profit Before Tax for the Group Business ranges between RM22,500,000 and RM40,460,000, in which event Earn-Out Year 3 Sum shall be determined as follows:

Actual NPBT – RM22,500,000	X	RM16,200,000
RM17,960,000

where “Actual NPBT” means the Consolidated Net Profit Before Tax for the Group Business during the Third Operational Year; or

(b)	if the Consolidated Net Profit Before Tax for the Group Business is equal to or more than RM40,460,000, in which event the Earn-Out Year 3 Sum shall be RM16,200,000.

Provided that, for the avoidance of doubt, no Earn-Out Sum will be payable in respect of any Operational Year if the Consolidated Net Profit Before Tax for the Group Business for that Operational Year is less than RM22,500,000.

3.	In the event that the aggregate of Earn-Out Year 2 Sum and Earn-Out Year 3 Sum is less than RM27,000,000 and the Consolidated Net Profit Before Tax for the Group Business is:

3.1	equal to or more than RM22,500,000 in the First Operational Year;

3.2	equal to or more than RM27,000,000 in the Second Operational Year;

3.3	equal to or more than RM32,400,000 in the Third Operational Year; and

3.4	equal to or more than RM38,880,000 in the Fourth Operational Year,

the Purchaser shall pay to the Vendor, the Earn-Out Year 4 Sum which shall be an amount determined by taking the Consolidated Net Profit Before Tax for the Fourth Operational Year less RM38,880,000 provided always that such amount shall not exceed the Year-4 Maximum.

4.	In the event that the aggregate of Earn-Out Year 2 Sum, Earn-Out Year 3 Sum, and Earn-Out Year 4 Sum is less than RM27,000,000 and the Consolidated Net Profit Before Tax for the Group Business is:

4.1	equal to or more than RM22,500,000 in the First Operational Year;

4.2	equal to or more than RM27,000,000 in the Second Operational Year;

4.3	equal to or more than RM32,400,000 in the Third Operational Year;

4.4	equal to or more than RM38,880,000 in the Fourth Operational Year; and

4.5	equal to or more than RM46,656,000 in the Fifth Operational Year,

the Purchaser shall pay to the Vendor, the Earn-Out Year 5 Sum which shall be an amount determined by taking the Consolidated Net Profit Before Tax for the Group Business for the Fifth Operational Year less RM46,656,000 provided always that such amount shall not exceed the Year-5 Maximum.

For the avoidance of doubt, in no event will the Earn-Out Year 2 Sum, Earn-Out Year 3 Sum, Earn-Out Year 4 Sum and Earn-Out Year 5 Sum in the aggregate exceed RM27,000,000.

EARN-OUT MODEL 2

5.	For the purposes of Earn-Out Model 2, and unless the context requires otherwise:

5.1	“Maximum Earn-Out Sum” means Ringgit Malaysia Twenty Nine Million and Four Hundred Thousand (RM29,400,000), subject to adjustment in accordance with paragraphs 9 and 10 of this Part B;

5.2	“Earn-Out Year 4 Sum” means the earn-out that would be payable to the Vendor based on the provisions of paragraph 7 of this Part B;

5.3	“Earn-Out Year 5 Sum” means the earn-out that would be payable to the Vendor based on the provisions of paragraph 8 of this Part B;

5.4	“Year-4 Maximum” means the amount determined by taking RM21,300,000 less the aggregate of Earn-Out Year 2 Sum and Earn-Out Year 3 Sum; and

5.5	“Year-5 Maximum” means the amount determined by taking RM21,300,000 less the aggregate of Earn-Out Year 2 Sum, Earn-Out Year 3 Sum and Earn-Out Year 4 Sum.

6.	Subject to the provisions of paragraphs 9 and 10 of this Part B, the Earn-Out Sum is payable upon the Group Business achieving on a consolidated basis:

6.1	during the First Operational Year, if the Consolidated Net Profit Before Tax for the Group Business is RM22,500,000 or more, in which event Earn-Out Year 1 Sum shall be payable to the Vendor;

6.2	during the Second Operational Year:

(a)	if the Consolidated Net Profit Before Tax for the Group Business ranges between RM22,500,000 and RM27,048,000, in which event Earn-Out Year 2 Sum shall be determined as follows:

Actual NPBT – RM22,500,000	X	RM8,500,000
RM4,548,000

where “Actual NPBT” means the Consolidated Net Profit Before Tax for the Group Business during the Second Operational Year; or

(b)	if the Consolidated Net Profit Before Tax for the Group Business is equal to or more than RM27,048,000, in which event the Earn-Out Year 2 Sum shall be RM8,500,000; and

6.3	during the Third Operational Year:

(a)	if the Consolidated Net Profit Before Tax for the Group Business ranges between RM22,500,000 and RM34,592,000, in which event Earn-Out Year 3 Sum shall be determined as follows:

Actual NPBT – RM22,500,000	X	RM12,800,000
RM12,092,000

where “Actual NPBT” means the Consolidated Net Profit Before Tax for the Group Business during the Third Operational Year; or

(b)	if the Consolidated Net Profit Before Tax for the Group Business is equal to or more than RM34,592,000, in which event the Earn-Out Year 3 Sum shall be RM12,800,000.

Provided that, for the avoidance of doubt, no Earn-Out Sum will be payable in respect of any Operational Year if the Consolidated Net Profit Before Tax for the Group Business for that Operational Year is less than RM22,500,000.

7.	In the event that the aggregate of Earn-Out Year 2 Sum and Earn-Out Year 3 Sum is less than RM21,300,000 and the Consolidated Net Profit Before Tax for the Group Business is:

7.1	equal to or more than RM22,500,000 in the First Operational Year;

7.2	equal to or more than RM27,000,000 in the Second Operational Year;

7.3	equal to or more than RM32,400,000 in the Third Operational Year; and

7.4	equal to or more than RM38,880,000 in the Fourth Operational Year,

the Purchaser shall pay to the Vendor, the Earn-Out Year 4 Sum which shall be an amount determined by taking the Consolidated Net Profit Before Tax for the Fourth Operational Year less RM38,880,000 provided always that such amount shall not exceed the Year-4 Maximum.

8.	In the event that the aggregate of Earn-Out Year 2 Sum, Earn-Out Year 3 Sum, and Earn-Out Year 4 Sum is less than RM21,300,000 and the Consolidated Net Profit Before Tax for the Group Business is:

8.1	equal to or more than RM22,500,000 in the First Operational Year;

8.2	equal to or more than RM27,000,000 in the Second Operational Year;

8.3	equal to or more than RM32,400,000 in the Third Operational Year;

8.4	equal to or more than RM38,880,000 in the Fourth Operational Year; and

8.5	equal to or more than RM46,656,000 in the Fifth Operational Year,

the Purchaser shall pay to the Vendor, the Earn-Out Year 5 Sum which shall be an amount determined by taking the Consolidated Net Profit Before Tax for the Group Business for the Fifth Operational Year less RM46,656,000 provided always that such amount shall not exceed the Year-5 Maximum.

For the avoidance of doubt, in no event will the Earn-Out Year 2 Sum, Earn-Out Year 3 Sum, Earn-Out Year 4 Sum and Earn-Out Year 5 Sum in the aggregate exceed RM21,300,000.

EARN-OUT MODELS 1 AND 2

The following paragraphs 9 to 12 (inclusive) apply to both Earn-Out Model 1 and Earn-Out Model 2:

9.	In the event that the Purchaser at any time discovers, or in the event of any matter or thing arising or becoming known or being notified to the Purchaser which comprises or involves, a breach of any representation, warranty or undertakings, covenants or restrictions under the Agreement, and written notice of such breach is issued to the Vendor, the Purchaser shall be entitled at its absolute discretion to reduce the amount payable in respect of any of Earn-Out Year 1 Sum, Earn-Out Year 2 Sum, Earn-Out Year 3 Sum, Earn-Out Year 4 Sum and/or Earn-Out Year 5 Sum otherwise payable by an amount equivalent to the loss suffered by the Purchaser as a result of such breach. The Vendor acknowledges that the Purchaser shall be at liberty to assess the amount of the loss suffered by the Purchaser as a result of such breach without having to:

9.1	exhaust all other rights and remedies which the Purchaser may have against the Vendor, Guarantors or any third party in connection with the subject matter of such breach;

9.2	await the final determination of any court of law or arbitration in respect of the assessment of the damages arising from such breach; or

9.3	await for any contingent liability to become an actual liability.

The Purchaser hereby agrees that if the Purchaser either (a) subsequently recovers from a third party any amount relating to such breach, or (b) a court of law or arbitration assesses the damages suffered by the Purchaser is lower than the determination made by the Purchaser, the Purchaser shall forthwith make payment to the Vendor an amount equal to the amount that was recovered from the third party or the difference between the assessment made by the Purchaser and the determination by the court of law or arbitrator (as the case may be).

If a court of law or arbitration assesses the damages suffered by the Purchaser is higher than the determination made by the Purchaser, the Vendor shall forthwith make payment to the Purchaser an amount equal to the difference between the assessment made by the Purchaser and the determination by the court of law or arbitrator (as the case may be).

10.	If any or all of the following occur(s) during any Operational Year, the Vendor shall not be entitled to receive the Earn-Out Sum (or any part thereof), Earn-Out Year 4 Sum or Earn-Out Year 5 Sum (as the case may be) for the relevant Operational Year, or for so long as such event continues to subsist, or for all Operational Years moving forward as more particularly specified below:

10.1	the Consolidated Net Profit Before Tax for the Group Business is less than Ringgit Malaysia Twenty Two Million and Five Hundred Thousand (RM22,500,000), then the Vendor shall not be entitled to receive the payment of the Earn-Out Sum (or any part thereof), Earn-Out Year 4 Sum or Earn-Out Year 5 Sum, but shall not prejudice the payment to the Vendor of the Earn-Out Sum, Earn-Out Year 4 Sum or Earn-Out Year 5 Sum in the following years; and

10.2	the Consolidated Net Profit Before Tax in respect of the Old Business is less than:

(a)	70% of RM22,500,000 in the First Operational Year;

(b)	70% of RM27,000,000 in the Second Operational Year;

(c)	70% of RM32,400,000 in the Third Operational Year;

(d)	70% of RM38,880,000 in the Fourth Operational Year; or

(e)	70% of RM46,656,000 in the Fifth Operational Year,

then the Vendor shall not be entitled to receive the payment of the Earn-Out Sum (or any part thereof), Earn-Out Year 4 Sum or Earn-Out Year 5 Sum in respect of the relevant Operational Year; and

10.3	the Vendor or any of the Guarantors breaches Clause 13 of the Agreement, then the Vendor shall not be entitled to receive the payment of the Earn-Out Sum (or any part thereof), Earn-Out Year 4 Sum or Earn-Out Year 5 Sum in respect of the year that such breach occurred and all subsequent years; and

10.4	any of Siow Teh Choy (Bernard) (NRIC Number 571128-05-5027), Toh Guan Tong (Derrick) (NRIC Number 70024-07-5333) or Fung Chee Hong (Edmund) (NRIC Number 701231-14-5023) resigns from his employment with, or is dismissed for cause by, the Purchaser and/or its Relevant Subsidiary, then the Vendor shall not be entitled to receive the payment of the Earn-Out Sum (or any part thereof), Earn-Out Year 4 Sum or Earn-Out Year 5 Sum in respect of the year that such resignation or dismissal occurred and all subsequent years.

11.	Notwithstanding anything in paragraph 10 of this Part B, the Vendor acknowledges and agrees that in the event that there is a Shortfall, the Vendor hereby agrees to waive in favour of Brightpoint International (Hong Kong) Limited its entitlement to any dividend declared and paid by the Purchaser during the corresponding year and the amount so waived shall be equivalent to the Shortfall. In the event that the amount of the dividend that is declared and paid by the Purchaser for such year is less than the Shortfall, the difference between the Shortfall and the dividend shall be deducted from the Earn-Out Sum, Earn-Out Year 4 Sum or Earn-Out Year 5 Sum (as the case may be) in the following Operational Year (if the Vendor is entitled to receive such sum in the following Operational Year), or there shall be further waivers of dividend by the Vendor in favour of Brightpoint International (Hong Kong) Limited until the entire Shortfall has been satisfied.

By way of example, in the event that the Shortfall in Operational Year 2 is RM500,000, and the dividend that is to be declared and paid in favour of the Vendor is RM10,000, then:

(i)	the Vendor shall waive the dividend that is declared in its favour (i.e. RM10,000) to BrightPoint International (Hong Kong) Limited;

(ii)	the balance of the Shortfall (i.e. RM490,000) shall be in the first instance, deducted from the Earn-Out Sum Year 3 (if there is any); and thereafter any remaining Shortfall shall be satisfied through a further waiver of dividend by the Vendor in favour of BrightPoint International (Hong Kong) Limited; and

(iii)	such deduction and waiver shall continue until the entire Shortfall has been satisfied.

12.	The Purchaser shall make payment by telegraphic transfer to an account nominated in writing by the Vendor of Earn-Out Year 1 Sum, Earn-Out Year 2 Sum, Earn-Out Year 3 Sum, Earn-Out Year 4 Sum and Earn-Out Year 5 Sum (as the case may be) within seven (7) days of the determination of the Consolidated Net Profit Before Tax (which determination shall be in the manner set out in Part C below).

PART C. DETERMINATION OF THE CONSOLIDATED NET PROFIT BEFORE TAX OF THE GROUP BUSINESS

1.	The Purchaser shall as soon as is reasonably practicable, but in any event no later than ninety (90) days, following the end of the relevant Operational Year procure that the Purchaser’s Accountants prepare, and deliver to the Purchaser, the Operational Closing Accounts for the relevant Operational Year. The Operational Closing Accounts shall be prepared in accordance with the US Generally Accepted Accounting Principles and on the basis of financial policies consistent in all respects with those adopted by BrightPoint Inc.

2.	As soon as reasonably practicable, but in any event no later than thirty (30) days, following the receipt by the Purchaser of the Operational Closing Accounts, the Purchaser shall deliver the following to the Vendor:

2.1	the Certificate, which shall specify:

(a)	the Consolidated Net Profit Before Tax for the Group Business the relevant Operational Year;

(b)	the Consolidated Net Profit Before Tax for the Old Business in respect of the relevant Operational Year, both of which shall be determined based on the Operational Closing Accounts for such Operational Year;

2.2	a copy of the Operational Closing Accounts; and

2.3	a statement of the amount of the Earn-Out Sum, Earn-Out Year 4 Sum or Earn-Out Year 5 Sum (as the case may be) that would be payable to the Vendor (if any) and the determination made by the Purchaser as to whether or not any of the event specified in paragraph 10 of Part B occurred and the impact of such event on the Earn-Out Sum, Earn-Out Year 4 Sum or Earn-Out Year 5 Sum (as the case may be).

3.	The Vendor, shall within thirty (30) days from the receipt of the Certificate, notify the Purchaser in writing as to whether it agrees or disagrees with the Consolidated Net Profit Before Tax for the Group Business and for the Old Business as set out in the Certificate. The Vendor acknowledges and agrees that the determination by the Purchaser as to whether or not any of the events specified in paragraph 10 of Part B occurred and the impact of such event on the Earn-Out Sum, Earn-Out Year 4 Sum or Earn-Out Year 5 Sum (as the case may be) shall be final and at the discretion of the Purchaser.

4.	In the event the Vendor disagrees with the Operational Closing Accounts and/or the basis of calculation for the Consolidated Net Profit Before Tax for the Group Business and/or the Old Business as set out in the Certificate based on reasonable grounds, the Vendor may give written notice to the Purchaser of any adjustments which it considers are required to ensure that the Operational Closing Accounts, and/or the basis of calculation for the Consolidated Net Profit Before Tax for the Group Business and the Old Business as set out in the Certificate complies in all respects with this Agreement (“Objection Notice”) no later than thirty (30) days from the date of the delivery by the Purchaser to the Vendor of the documents set out in paragraph 2 of this Part C.

5.	The Purchaser agrees that it shall provide the Vendors and its professional advisors reasonable access to all relevant documents, accounting records and personnel of the Purchaser or its Relevant Subsidiary and any reasonable assistance which it may reasonably require for the purposes of reviewing the Operational Closing Accounts and the basis for the calculation of the Consolidated Net Profit Before Tax for the Group Business and the Old Business. The access and assistance that shall be provided to the Vendor shall be for a period of thirty (30) days commencing from the date of the delivery by the Purchaser to the Vendor of the documents set out in paragraph 2 of this Part C.

6.	In the event the Vendor has no objection to the Consolidated Net Profit Before Tax for the Group Business and the Old Business as stated in the Certificate, it shall notify the Purchaser of this decision in writing within thirty (30) days from the date of the delivery by the Purchaser to the Vendor of the documents set out in paragraph 2 of this Part C. Notwithstanding anything in this Agreement, the Vendor shall be deemed to have accepted the Consolidated Net Profit Before Tax for the Group Business and the Old Business as stated in the Certificate if no Objection Notice or any written confirmation is provided by the Vendor to the Purchaser after the said thirty (30) days.

7.	In the event that the Purchaser disagrees with the adjustments proposed in the Objection Notice, the Vendor and the Purchaser shall in good faith, and within fourteen (14) days of the Purchaser notifying the Vendor in writing of its objection to the Objection Notice, attempt to resolve the points of disagreement. The Purchaser and Vendor further agrees that to the extent that the points of disagreements cannot be resolved, the Purchaser and Vendor shall prepare a joint statement on the adjustments in the Objection Notice which are agreed and not agreed (“Joint Statement”).

8.	The adjustments not agreed in the Objection Notice as contained in the Joint Statement shall be referred to an independent chartered accountant selected by agreement between the Purchaser and Vendor or, failing agreement, nominated by the President for the time being of the Malaysian Institute of Certified Public Accountants (“Independent Accountant”) and:

8.1	such Independent Accountant shall act as an expert and not an arbitrator and shall determine if any of the adjustments not agreed in the Objection Notice as contained in the Joint Statement (or any lesser adjustments arising from the matter giving rise to the adjustments proposed by the Vendor in the Objection Notice) should be made to the Operational Closing Accounts; and

8.2	any determination by the Independent Accountant as to the adjustments in dispute shall be final and binding (in the absence of manifest error) on both the Purchaser and Vendor for the purposes of this Agreement.

9.	The costs of the independent chartered accountant (if any) shall be borne jointly by the Purchaser and the Vendor.

10.	For the avoidance of doubt, any adjustments agreed to or deemed agreed by both the Purchaser and the Vendor or determined by the Independent Accountant (as the case may be) shall be deemed to form part of the Operational Closing Accounts and the Consolidated Net Profit Before Tax for the Group Business and Old Business shall be adjusted accordingly, and such adjusted sum shall for the purposes of this Schedule 8, be the Consolidated Net Profit Before Tax for the relevant Operational Year.

ANNEXURE A

ACCOUNTS